                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)


                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 29, 1999


                         COMMISSION FILE NUMBER- 0-29768

                                24/7 MEDIA, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                       DELAWARE                        13-3995672
         (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)

                  1250 BROADWAY                          10001
                   NEW YORK, NY                       (ZIP CODE)

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 231-7100

Item      2. Acquisition or Disposition of Assets

On March 8, 1999, the Registrant, 24/7 Media, Inc., a Delaware corporation ("24/7 Media"), acquired all of the issued and outstanding shares of capital stock of Sift, Inc., a privately-held California corporation ("Sift"), in a merger transaction whereby Sift was merged with and into Factor K Acquisition Corporation, a wholly-owned Delaware subsidiary corporation of 24/7 Media ("Factor K"). All of the outstanding options to purchase Sift stock were assumed by 24/7 Media and converted into options to purchase 24/7 Media common stock. Each share of Sift stock was converted into 0.054753537 shares of 24/7 Media Common Stock. The conversion ratio was determined through arm's length negotiations. The Agreement and Plan of Merger ("Merger Agreement") dated March 8, 1999 among 24/7 Media, Sift and Factor K is incorporated herein by reference from 24/7's Registration Statement on Form S-1, File No. 333-70857. A copy of the press release announcing the effectiveness of the merger is incorporated herein by reference to Exhibit 99 to 24/7 Media's current report on Form 8-K filed on March 22, 1999.

Pursuant to the Merger Agreement, 24/7 Media exchanged approximately 763,000 shares of its common stock, par value $.01 per share (the "24/7 Media Common Stock"), for all of the outstanding shares of capital stock and outstanding stock options of Sift. The merger was accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying consolidated financial statements and footnotes have been restated to include the operations of Sift for all periods presented. Sift historical results have been recast to conform to 24/7 Media's December 31 year end.

In this Current Report on Form 8-K, 24/7 Media is presenting its consolidated financial statements and footnotes to include the restatement for the merger of Sift into 24/7 Media. For a more complete understanding of 24/7 Media's financial results presented herein, refer to 24/7 Media's Annual Report on Form 10-K for the year ended December 31, 1998. For additional information, refer to 24/7 Media's Quarterly Reports on Form 10-Q previously on record for the periods ended March 31, 1999 and June 30, 1999. For additional information on the Sift merger, refer to Note 1(b) of the Notes to Supplemental Consolidated Financial Statements incorporated herein.

Item 7. Financial Statements and Exhibits

(a)   Financial Statements of Businesses Acquired

      Not applicable

(b)   Not applicable

(c)   Exhibits

2.1 Agreement and Plan of Merger, dated March 8, 1999, among 24/7 Media, Inc., Sift, Inc. and Factor K Acquisition Corporation. (incorporated herein by reference to Exhibit 2.1 to 24/7 Media, Inc.'s Registration Statement on Form S-1 File No. 333-70857.)

23.1  Consent of Independent Auditors

99.1  Press Release dated March 10, 1999 (incorporated herein by reference to
      Exhibit 99.1 to 24/7 Media Inc.'s current report on Form 8-K dated March 22, 1999)

SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA.

The supplemental selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 1998 have been derived from our audited supplemental consolidated financial statements, which are included elsewhere herein. The supplemental selected consolidated financial data as of December 31, 1994, 1995, and 1996 and for the period from September 1994 through December 31, 1994 and the year ended December 31, 1995 have been derived from the financial statements of Interactive Imaginations, which are not included herein, and our accounting records. We believe that due to the acquisitions in 1998, the period to period comparisons are not meaningful and should not be relied upon as indicative of future performance. You should read the supplemental selected consolidated financial data stated below in conjunction with the "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and the related Notes thereto included elsewhere herein.

                                                                             Through December 31,
                                                ---------------------------------------------------------------------------------
                                                    1994            1995              1996               1997             1998
                                                 ---------      -----------      ------------      ------------      ------------
                                                              (In thousands, except for share and per share amounts)
Supplemental Consolidated Statements of
Operations Data:
Revenues:
 Advertising ...............................     $    --        $       152      $      1,111      $      1,536      $     20,747
 Consulting and license fees ...............          --               --                 436             1,681               119
                                                 ---------      -----------      ------------      ------------      ------------
  Total revenues ...........................          --                152             1,547             3,217            20,866
Cost of revenues ...........................          --                198             1,596             1,669            16,149
                                                 ---------      -----------      ------------      ------------      ------------
 Gross profit (loss) .......................          --                (46)              (49)            1,548             4,717

Operating expenses:
 Sales and marketing .......................          --                115             2,364             1,857             8,235
 General and administrative ................            35              679             3,414             3,258             9,396
 Product development .......................          --                426             1,617             1,603             2,097
 Other expenses ............................          --               --                --                 989              --
 Write-off of acquired in-process technology          --               --                --                --               5,000
 Amortization of goodwill ..................          --               --                --                --               5,722
                                                 ---------      -----------      ------------      ------------      ------------
  Total operating expenses .................            35            1,220             7,395             7,707            30,450
                                                 ---------      -----------      ------------      ------------      ------------
Operating loss .............................           (35)          (1,266)           (7,444)           (6,159)          (25,733)
Interest (expense) income, net .............          --               --                 (38)             (154)              576
                                                 ---------      -----------      ------------      ------------      ------------
Net loss ...................................           (35)          (1,266)           (7,482)           (6,313)          (25,157)
Cumulative dividends on mandatorily
 convertible preferred stock ...............          --               --                --                --                (276)
                                                 ---------      -----------      ------------      ------------      ------------
Net loss attributable to common stockholders     $     (35)     $    (1,266)     $     (7,482)     $     (6,313)     $    (25,433)
                                                 ---------      -----------      ------------      ------------      ------------
                                                 ---------      -----------      ------------      ------------      ------------
Basic and diluted net loss per share .......     $   (0.14)     $     (1.22)     $      (4.24)     $      (3.50)     $      (2.48)
                                                 ---------      -----------      ------------      ------------      ------------
                                                 ---------      -----------      ------------      ------------      ------------
Weighted average shares outstanding ........       250,000        1,036,634         1,765,053         1,802,235        10,248,677




                                                                                           As of December 31,
                                                                   -------------------------------------------------------------
                                                                      1994         1995         1996          1997        1998
                                                                   --------      --------     ---------   --------     ---------
Supplemental Consolidated Balance Sheet Data:
Cash and cash equivalents .....................................     $    11      $   216      $ 1,847      $   121      $34,049

Working capital (deficit) .....................................          (9)        (235)        (232)      (1,058)      31,290
Goodwill, net .................................................        --           --           --           --         10,935
Total assets ..................................................          29          713        4,687        1,463       63,108
Long-term debt ................................................        --           --           --          2,317         --
Obligations under capital leases, excluding
 current installments .........................................        --           --           --             80           34
Total stockholders' equity (deficit) ..........................           9          462        1,883        2,947       51,087


SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
General

We are the result of several mergers and acquisitions, and the combination of these entities resulted in an integrated Internet advertising company with both media sales and technology expertise. We were incorporated in January 1998 to consolidate three Internet advertising companies:

     - Petry Interactive, Inc., which established the network business model and contributed its network of Web sites which became the foundation for the 24/7 Network.

     - Advercomm, Inc., which folded several high profile Web sites into the 24/7 Network, which increased the breadth of content available on the 24/7 Network and accelerated our ability to organize our 24/7 Network into channels of Web sites with similar content.

     - Interactive Imaginations, Inc., which contributed the ContentZone, a network that offers advertising solutions for small to medium-sized Web sites.

We subsequently acquired Intelligent Interactions, a developer of ad serving and targeting technology, and CliqNow!, a network of over 75 medium to large Web sites. We believe that the combination of these predecessor entities has enabled us to offer advertisers and Web publishers comprehensive advertising solutions and to pursue our objective of becoming the leading Internet advertising and direct marketing firm.

We generate substantially all of our revenues by delivering advertisements and promotions to Affiliated Web sites on our networks. We typically sell our advertisements under purchase order agreements with advertisers which are short-term in nature or subject to cancellation. We sell our products and services through our sales and marketing staff located in New York, Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, San Francisco, Seattle and the Washington, D.C. area and 12 offices in Europe.

The pricing of ads is based on a variety of factors, including the gross dollar amount spent on the advertising campaign and whether the campaign is delivered on a specific Web site, a channel of Web sites or across the entire 24/7 Network. We strive to sell 100% of our inventory through the combination of advertisements sold on a "CPM" basis, which is the cost to the advertiser to run 1,000 ads, and a "cost-per-action" basis whereby revenues are generated if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised.

We recognize advertising revenues in the period that the advertisement is delivered, provided that no significant obligations remain. In nearly all cases, we recognize revenues generated from advertising sales, net of any commissions paid to advertising agencies on behalf of their clients. We pay our Affiliated Web sites a service fee calculated as a percentage of revenues generated by advertisements run on the Web site, which amount is included in cost of revenues. In addition, we are generally responsible for billing and collecting for advertisements delivered to our networks. We expect to generate the majority of our revenues for the foreseeable future from advertisements delivered to Affiliated Web sites on our networks.

We recently started to sell sponsorship advertising, which involves a greater degree of coordination among us, the advertiser and Affiliated Web sites. These sponsorships are generally priced based on the length of time that the sponsorship runs, rather than on a CPM basis. Revenues relating to sponsorship advertising are recognized ratably over the sponsorship period.

One of our key strategies is to aggressively recruit Web sites of all sizes for our networks in order to extend our reach and to provide advertisers with a broad base of page views and online content. We added a number of high-profile Web sites during the third and fourth quarters of 1998, including cars.com, Cybershop, New York Mets, Real Cities, Reuters Health, San Francisco Giants, Server.com, and Sports Network.com. For the year ended December 31, 1998, approximately 47% of the 24/7 Network's and CliqNow Network's advertising revenues were derived from advertisements on our top ten Affiliated Web sites. For the year ended December 31, 1998, our Affiliated Web site accounted for approximately 14% of our total advertising revenue.

In addition, for the year ended December 31, 1998, our top ten advertisers and ad agencies accounted for an aggregate of approximately 38% of the 24/7 Network's and CliqNow Network's advertising revenues.

On December 29, 1998, we acquired an initial 67% interest, on an as converted basis, in CardSecure, a company which provides eCommerce enabling technology as well as Web site hosting services. In January 1999, we acquired a 60% interest in 24/7 Media Europe Ltd., formerly known as InterAd Holdings Limited, which operates the 24/7 Media Europe Network. Finally, in March 1999, we acquired Sift, Inc., a full-service e-mail management company.

The period-to-period comparisons of our historical operating results should not be relied upon as indicative of future performance. Our prospects should be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in the rapidly evolving Internet market. Although we have experienced revenue growth in recent periods, we anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. In particular, we expect to increase our operating expenses in order to expand our sales and marketing organization and to develop, integrate and scale our Profilz technology.

Supplemental Results of Operations

Supplemental Quarterly Results of Operations--Unaudited

Our 1998 supplemental results of operations were significantly affected by inclusion of acquired companies activities, as well as our growth. The following table presents our supplemental quarterly results of operations for 1998. We believe that all necessary adjustments, consisting of normal recurring adjustments, have been included in the amounts stated below.



                                                                March 31,           June 30,         Sept. 30,            Dec. 31,
                                                                     1998               1998              1998                 1998
                                                               ----------        -----------        -----------         ------------
                                                                                        (In thousands)
Supplemental Consolidated Statements of Operations
Data:
Revenues:
 Advertising .........................................          $  1,204           $  3,931           $  5,741           $  9,871
 Consulting and license fees .........................              --                   40                 66                 13
                                                                --------           --------           --------           --------
  Total revenues .....................................             1,204              3,971              5,807              9,884
Cost of revenues .....................................               952              3,156              4,653              7,388
                                                                --------           --------           --------           --------
  Gross profit .......................................               252                815              1,154              2,496
                                                                --------           --------           --------           --------
Operating expenses:
 Sales and marketing .................................               699              1,704              2,589              3,243
 General and administrative ..........................             1,412              1,988              2,357              3,639
 Product development .................................                30                564                546                957
 Write-off of acquired in-process technology .........              --                5,000               --                 --
 Amortization of goodwill ............................               335              1,531              1,883              1,973
                                                                --------           --------           --------           --------
  Total operating expenses ...........................             2,476             10,787              7,375              9,812
                                                                --------           --------           --------           --------
 Operating loss ......................................            (2,224)            (9,972)            (6,221)            (7,316)
  Interest (expense) income:
   Interest income ...................................                26                 50                250                560
  Interest expense ...................................              (214)               (39)               (31)               (26)
                                                                --------           --------           --------           --------
 Total interest (expense) income .....................              (188)                11                219                534
                                                                --------           --------           --------           --------
 Net loss ............................................          $ (2,412)          $ (9,961)          $ (6,002)          $ (6,782)
                                                                --------           --------           --------           --------
                                                                --------           --------           --------           --------




REVENUES. Our revenues increased each quarter primarily due to an increase in advertising revenue on the 24/7 Network. In particular, this increase in revenue was due to increases in the number of Web sites on the 24/7 Network, the number of advertisers using our advertising solutions and the number of advertisements delivered to the 24/7 Network. We expect the 24/7 Network to continue to account for a significant portion of our total advertising revenue.

In addition to advertising revenues, we generated revenues through consulting and license fees from licensing the Adfinity system to third parties. This revenue represented less than 2% of our total revenues in any quarter, and for the full year. We no longer offer new licenses for Adfinity to third parties and we do not currently expect to recognize any meaningful revenues from the licensing of Adfinity in the future.

COST OF REVENUES AND GROSS PROFIT. Cost of revenues consists primarily of fees paid to Affiliated Web sites, which are calculated as a percentage of revenues resulting from ads delivered on our networks. Cost of revenues also includes third party ad serving costs, depreciation of our ad serving system and Internet access costs. Gross profit in dollars increased during the four quarters of 1998. However, gross margin, which is gross profit as a percent of total revenues, declined through the first three quarters before improving slightly in the fourth quarter. The fluctuation in gross margin over the periods presented was caused by:

     - the significant growth in advertising revenue generated by the 24/7 Network, which typically pays higher fees to Affiliated Web sites, at the same time that advertising revenue generated by the ContentZone remained relatively flat;

     - an increase in third party ad serving costs related to the growth of the 24/7 Network; and

     - the increased rates paid by us for third party ad serving costs which began late in the first quarter of 1998 in connection with the transition to a single ad serving technology. Until we complete the transition to a single ad serving technology, we expect to continue to incur high ad serving costs.

Sales and Marketing Expenses. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. Through all quarters of 1998, sales and marketing expenses increased as a result of the growth of our business and the resulting additions to sales staff as well as increased marketing expenses. We expect sales and marketing expenses to increase as we continue to invest in sales and marketing personnel, expand into new markets and broaden our visibility.

General and Administrative Expenses. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the growth of our business. Through all quarters of 1998, general and administrative expenses increased as a result of the growth of our business, the addition of new personnel and increased operating expenses. We expect general and administrative expenses to continue to increase due to the additional personnel and other expenses required to support our anticipated business growth.

Product Development Expenses. Product development expenses consist primarily of compensation and related costs incurred to further develop our ad serving capabilities. Product development expenses increased beginning in the second quarter of 1998 primarily as a result of our Adfinity development efforts as well as initial development of our Profilz database initiative. Costs further increased in the fourth quarter due to our retention of several technology consultants to support and accelerate our development of Adfinity and Profilz. We believe that continued investment in product development, particularly for our technology initiatives, is critical to our strategy of providing excellent service, and we expect to increase the future amounts spent on product development.

Years Ended December 31, 1996, 1997 and 1998

During 1997, the historical results of operations of Interactive Imaginations, the stability and morale of its workforce and overall value of the common stock were negatively impacted by certain significant factors. Such events included a class action lawsuit in the second and third quarters of 1997, which resulted in extraordinary expenses of $232,000 in legal costs, unfavorable publicity to Interactive Imaginations, a significant diversion of management resources, and difficulty in obtaining financing to continue its operations.

For the fiscal year ended December 31, 1998, our historical results of operations reflect the acquisitions of Petry, Advercomm, CliqNow!, Intelligent Interactions and CardSecure from their respective dates of acquisition. Interactive Imaginations, our then parent, was merged into us on April 9, 1998 in a manner similar to a pooling-of-interests. As a result, our historical results of operations for the fiscal years ended December 31, 1996 and 1997 represent the results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm, CliqNow!, Intelligent Interactions or CardSecure.

We do not believe that the historical revenues or expenses for the years 1996 and 1997 as discussed below are reliable or accurate indicators of the future performance of the combined company.

Revenues. Total revenues were $1.5 million, $3.2 million and $20.9 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in 1998 was caused primarily by the inclusion of the acquired companies' activities and a significant increase in advertising revenue, offset by a decline in revenues caused by the cessation of a license agreement with SegaSoft in 1997. Growth in revenues from 1996 to 1997 resulted from increases in advertising revenue generated by the ContentZone and Riddler.com, our online games site, and consulting and license fees derived from the SegaSoft agreement. We do not expect to realize meaningful revenues from the SegaSoft agreement in the future.

Cost of Revenues and Gross Profit (Loss). Cost of revenues was $1.6 million, $1.7 million and $16.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in 1998 was primarily related to increased payments to our Affiliated Web sites which were caused by growth in advertising revenue and the temporary increase in rates in connection with our transition to a single ad serving technology. This increase was offset by reduced ContentZone ad serving costs. The increase in cost of revenues from 1996 to 1997 was due to the related growth in advertising revenue on the ContentZone. The smaller percentage increase from 1996 to 1997 was due to a significant increase in the percentage of total advertising revenue generated by Riddler.com, which does not entail payment of fees to Affiliated Web sites. Gross profit increased from 1996 to 1997 primarily due to a significant increase in high margin revenues generated by the SegaSoft agreement.

     Operating Expenses. Total operating expenses were $7.4 million, $7.7 million and $30.4 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase from 1997 to 1998 was caused by:

     - higher sales and marketing and general and administrative expenses resulting from the acquisitions we completed in 1998;

     - additional operating expenses incurred in anticipation of future growth, particularly in the number of employees, offices, and other operating expenses to support expanded U.S. operations;

     - amortization of goodwill resulting from the acquisitions we completed in 1998; and

     - acquired in-process technology of approximately $5.0 million from the acquisition of Intelligent Interactions which was immediately charged to operations in April 1998. The value of the acquired in-process technology was determined using a combination of a risk-adjusted income approach and an independent valuation. The acquired in-process technology had not reached the stage of technological feasibility at the date of acquisition and had no alternative future use.

The decrease in operating expenses from 1996 to 1997 was primarily due to the consolidation of the Interactive Imaginations business, offset by $989,000 in other expenses recorded in 1997. Other expenses in 1997 included $232,000 of legal costs associated with the successful defense of a class-action lawsuit filed by certain Affiliated Web sites on the ContentZone, as well as a net write-off of $757,000 of property and equipment that was deemed to have no future economic value.

Liquidity and Capital Resources

Historically, we financed our operations primarily from private placements of equity and convertible debt securities. Concurrently with the merger of Petry and Advercomm into us in February 1998, we completed a private placement of preferred stock and warrants which resulted in net proceeds of $9.8 million. In August 1998, we completed an initial public offering of our common stock pursuant to which we realized net proceeds of approximately $44.8 million. As of December 31, 1998, we had cash and cash equivalents of $34.0 million.

In addition to funding on-going operations, our principal commitments consist of various obligations under operating and capital leases. Total lease expense, excluding rent, was $50,000 for the twelve-month period ended December 31, 1997, as compared to $380,000 for the twelve-month period ended December 31, 1998. During the second and third quarters of 1998, we entered into a series of operating leases with Sun Microsystems Finance for computer equipment and software related to our Adfinity system, with a combined fair market value of $849,000. These operating leases, as amended, require monthly payments and expire in December 2001. During the fourth quarter of 1998, we entered into a lease line of credit for up to $3.0 million with Chase Manhattan Bank to finance capital equipment. As of December 1998, total obligations under this lease line of credit were approximately $600,000. Total rent expense for currently outstanding leases is expected to be approximately $130,000 per quarter.

Furthermore, we incurred approximately $1.6 million in leasehold improvements prior to moving into additional leased office space at our headquarters in New York City, which lease runs through 2008. In the aggregate, our annual lease expense for this office space will be approximately $1.2 million. We believe that the expenses associated with such additional office space will not have a material effect on our financial position.

Net cash used in operating activities was $5.5 million, $5.2 million and $14.9 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in operating activities resulted from our net operating losses, adjusted for certain non-cash items, including:

     - significant increases in accounts receivable, accounts payable and accrued liabilities in 1998, resulting from the significant increase in advertising revenues and related expenses in the fourth quarter of 1998 compared to 1997;

     - the write-off of acquired in-process technology in the second quarter of 1998;

     - the amortization of goodwill in 1998 related to the acquisitions we completed in 1998;

     -    the write-off of property and equipment in 1997; and

     - a significant advance by SegaSoft in late 1996 for revenues that were primarily recognized during 1997.

Net cash used in investing activities was $1.9 million, $76,000 and $6.0 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in investing activities resulted primarily from capital expenditures relating to computer equipment, the cash portion of the purchase of CliqNow!, and the cash portion of our minority equity investment in China.com Corporation. To the extent that we purchase significant ad serving hardware or make cash investments in other businesses in the future, net cash used in investing activities could increase.

Net cash provided by financing activities was $9.1 million, $3.6 million and $54.8 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash provided by financing activities during these periods included issuances of convertible notes, convertible preferred stock, common stock and warrants. Prior to December 31, 1998, all of the previously issued convertible notes, convertible preferred stock and warrants were converted or exercised into common stock, except for warrants to purchase approximately
3.8 million shares of common stock with exercise prices ranging from $3.81 to $11.42 per share.

No provision for federal or state income taxes has been recorded because we incurred net operating losses for all periods presented. At December 31, 1998, we had approximately $33.1 million of federal and state net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2018.

As a result of various equity transactions during 1996, 1997 and 1998, management believes that we have undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carry forward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carry forward, we have not recorded any tax benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

In addition, events such as our initial public offering and other sales of our stock may partially restrict our ability to utilize our net operating loss carry forwards.

Through September 30, 1999 we made an additional investment in China.com of $9 million, acquired an 18% investment in TechWave, Inc. and a 5.9% investment in Naviant Technology Solutions, Inc.

On January 20, 1999, we invested $3.9 million in the aggregate to purchase a 60% interest in 24/7 Media Europe Ltd. We invested $1.9 million to acquire shares directly from 24/7 Media Europe, acquired other shares from existing shareholders in the amount of $1.1 million and subsequently paid off a loan of $846,000. During the second quarter of 1999, we invested an additional $500,000 and increased our ownership from 60% to 63%. During the third quarter of 1999 we advanced 24/7 Media Europe approximately $3.8 million in an interest bearing loan due on June 1, 2001. On September 22, 1999 we further advanced them approximately $1.2 million.

During the third quarter, we also acquired Clickthrough Interactive Inc. and Music Marketing Network, Inc. (d/b/a ConsumerNet). We expect to invest additional amounts of working capital in our purchased subsidiaries and majority-owned businesses in 1999 to support their future operations.

We believe that our current cash and cash equivalent balances will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 12 months. To the extent that we encounter unanticipated opportunities, we may need to raise additional funds sooner, in which case we may sell additional equity or debt securities or borrow funds from banks or other financial sources. Sales of additional equity or convertible debt securities may result in additional dilution of our stockholders. We cannot be certain that we will be able to sell additional equity or debt securities in the future or that additional financing will be available to us when needed on commercially reasonable terms, or at all.

SUPPLEMENTAL RISK FACTOR

We anticipate continued losses and we may never be profitable

We incurred net losses of $6.3 million and $25.4 million for the years ended December 31, 1997 and 1998, respectively, and each of our predecessors had net losses in every year of their operation. We anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. Although our revenue has grown rapidly in recent periods, such growth may not continue and may not lead to profitability.

                               24/7 MEDIA, INC.
            (SUCCESSOR COMPANY TO INTERACTIVE IMAGINATIONS, INC.)

           INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report................................................ 10
Supplemental Consolidated Balance Sheets.................................... 11
Supplemental Consolidated Statements of Operations.......................... 12
Supplemental Consolidated Statements of Stockholders'
  Equity (Deficit).......................................................... 13
Supplemental Consolidated Statements of Cash Flows.......................... 15
Notes to Supplemental Consolidated Financial Statements..................... 16
Supplemental Financial Statement Schedules--Valuation and
  Qualifying Accounts--Allowance for Doubtful Accounts...................... S-1

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                          INDEPENDANT AUDITORS' REPORT


The Board of Directors and Stockholders
24/7 Media, Inc.


We have audited the accompanying supplemental consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule as listed in the accompanying index. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


The supplemental consolidated financial statements give retroactive effect to the merger of 24/7 Media, Inc. and Sift, Inc. on March 8, 1998, which has been accounted for as a pooling-of-interests as described in Note 1(b) to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of 24/7 Media, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.


In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of 24/7 Media, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also in our opinion, the related supplemental financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements take as a whole, present fairly, in all material respects, the information set forth therein.



                                          /s/ KPMG LLP


New York, New York
October 25, 1999

                                             24/7 MEDIA, INC.
                       (Successor Company to Interactive Imaginations, Inc.)

                                SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                    -------------------------------
                                                                                         1997             1998
                                                                                    -------------      ------------
                               ASSETS
Current assets:
   Cash and cash equivalents .................................................      $    121,000       $ 34,049,000
   Accounts receivable, net of allowance for doubtful
   accounts of $64,000 and $268,000, respectively ............................           195,000          8,678,000
   Prepaid expenses and other current assets .................................            29,000            550,000

       Total current assets ..................................................           345,000        43,277,000.

Property and equipment, net ..................................................           955,000          2,099,000
Goodwill, net ................................................................              --           10,935,000
Investment in affiliated company .............................................              --            6,566,000
Deferred offering costs ......................................................           111,000               --
Intangible assets, net .......................................................             3,000             16,000
Other Assets .................................................................            49,000            215,000
                                                                                    -------------      ------------
       Total assets ..........................................................      $  1,463,000       $ 63,108,000
                                                                                    -------------      ------------
                                                                                    -------------      ------------
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable ..........................................................           919,000          5,797,000
   Accrued liabilities .......................................................           475,000          5,201,000

   Loan Payable- related party ...............................................           433,000            593,000
   Credit Line ...............................................................              --              180,000
   Current installments of obligations under capital leases ..................            90,000             82,000
   Deferred revenue ..........................................................            96,000            134,000
                                                                                    -------------      ------------
       Total current liabilities .............................................      $  2,013,000       $ 11,987,000
                                                                                    -------------      ------------
Senior convertible notes payable--related parties, net of debt
discount of $158,000 .........................................................         2,317,000               --
Obligations under capital leases, excluding current installments .............            80,000             34,000

Stockholders' equity (deficit):
    Convertible preferred stock, $.01 par value; 10,000,000 shares authorized;
    158,144 and no shares issued and outstanding, respectively; with aggregate
    liquidation preference of $4,539,000 at December 31, 1997 ................             2,000               --
    Common stock, $.01 par value; 70,000,000 shares authorized; 1,864,383 and
    16,434,494 shares issued and outstanding, respectively ...................            18,000            164,000
    Additional paid-in capital ...............................................        12,129,000         92,003,000
    Deferred stock compensation ..............................................              --             (345,000)
    Accumulated deficit ......................................................       (15,096,000)       (40,735,000)
                                                                                    -------------      ------------
        Total stockholders' equity (deficit) .................................        (2,947,000)        51,087,000
                                                                                    -------------      ------------
Commitments and contingencies
                                                                                    -------------      ------------
       Total liabilities and stockholders' equity (deficit) ..................      $  1,463,000       $ 63,108,000
                                                                                    -------------      ------------
                                                                                    -------------      ------------

    See accompanying notes to supplemental consolidated financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Years ended December 31,
                                                          1996              1997              1998
                                                    ------------       ------------      -------------
Revenues:
   Advertising ...............................      $  1,111,000       $  1,536,000       $ 20,747,000
   Consulting and license fees ...............           436,000          1,681,000            119,000
                                                    ------------       ------------      -------------
       Total revenues ........................         1,547,000          3,217,000         20,866,000
Cost of revenues .............................         1,596,000          1,669,000         16,149,000
                                                    ------------       ------------      -------------
       Gross profit (loss) ...................           (49,000)         1,548,000          4,717,000

Operating expenses:
   Sales and marketing .......................         2,364,000          1,857,000          8,235,000
   General and administrative ................         3,414,000          3,258,000          9,396,000
   Product development .......................         1,617,000          1,603,000          2,097,000
   Write-off of property and equipment .......              --              757,000               --
   Legal costs in connection with claim ......              --              232,000               --
   Write-off of acquired in-process technology              --                 --            5,000,000
   Amortization of goodwill ..................              --                 --            5,722,000
                                                    ------------       ------------      -------------
       Total operating expenses ..............         7,395,000          7,707,000         30,450,000
                                                    ------------       ------------      -------------
       Loss from operations ..................        (7,444,000)        (6,159,000)       (25,733,000)
Interest income ..............................            24,000             18,000            886,000
Interest expense .............................           (62,000)          (172,000)          (310,000)

       Net loss ..............................        (7,482,000)        (6,313,000)       (25,157,000)
Cumulative dividends on mandatorily
 convertible preferred stock .................              --                 --             (276,000)
                                                    ------------       ------------      -------------
Net loss attributable to common stockholders .      $ (7,482,000)      $ (6,313,000)      $(25,433,000)
                                                    ------------       ------------      -------------
                                                    ------------       ------------      -------------
Net loss per share--basic and diluted ........      $      (4.24)      $      (3.50)      $      (2.48)
                                                    ------------       ------------      -------------
                                                    ------------       ------------      -------------
Weighted average shares outstanding ..........         1,765,053          1,802,235         10,248,677
                                                    ------------       ------------      -------------
                                                    ------------       ------------      -------------

   See accompanying notes to supplemental consolidated financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                     Years Ended December 31, 1996, 1997 and 1998
                                                                             Stockholders' Equity (Deficit)
                                                          -------------------       ---------------------      -------------------
                                                             Convertible                Common Stock              Common Stock
                                                            Preffered Stock                Voting                   Class A
                                                          -------------------       ---------------------      -------------------
                                                           Shares      Amount       Shares         Amount      Shares       Amount
                                                           ------      ------       ------         ------      ------       ------
Balance as of December 31, 1995 ......................      --         $ --          434,800   $     4,000      73,333   $    1,000
Issuance of Class A common stock, net of $39,000
 issuance costs ......................................      --           --             --            --        34,371         --
Common stock Class A converted .......................        -.         --        1,077,033        11,000    (107,704)      (1,000)
Issuance of common stock to officer ..................      --           --            2,083          --          --           --
Issuance of warrants in connection
 with mandatory conversion subordinated notes ........      --           --             --            --          --           --
Notes converted to preferred stock ...................    52,262        1,000           --            --          --           --
Issuance of preferred stock, net of $237,000
 issuance costs ......................................    88,460        1,000           --            --          --           --
Exercise of stock options ............................      --           --           75,197         1,000        --           --
Issuance of common stock .............................      --           --           99,516         1,000        --           --
Net loss .............................................      --           --             --            --          --           --
                                                       ---------   ----------    -----------      --------  ----------    ---------
Balance as of December 31, 1996 ......................   140,722        2,000      1,688,629        17,000        --           --
Issuance of preferred stock ..........................    17,422         --             --            --          --           --
Issuance of common stock to officer ..................      --           --           10,462          --          --           --
Issuance of warrants in connection
 with senior convertible
notes--related parties ...............................      --           --             --            --          --           --

Senior convertible notes
payable--related parties
 converted into common stock .........................      --           --           59,184          --          --           --
Issuance of common stock .............................      --           --          106,108         1,000        --           --
Net loss .............................................      --           --             --            --          --           --
                                                       ---------   ----------    -----------      --------  ----------    ---------
Balance as of December 31, 1997 ......................   158,144        2,000      1,864,383        18,000        --           --
Issuance of warrants in connection
with senior convertible notes payable--related parties      --           --             --            --          --           --

Issuance of warrants to former officer ...............      --           --             --            --          --           --

Issuance of warrants to consultant ...................      --           --             --            --          --           --
Issuance of common stock for acquired businesses .....      --           --        5,278,167        53,000        --           --
Issuance of stock options to employees ...............      --           --             --            --          --           --

Issuance of common stock to officer ..................      --           --           56,250         1,000        --           --
Amortization of deferred stock compensation ..........      --           --             --            --          --           --

Issuance of common stock to consultants ..............      --           --            5,909          --          --           --

Offering costs in connection with mandatorily
 redeemable convertible preferred stock ..............      --           --             --            --          --           --

Senior convertible notes
payable--related parties
 converted into common stock .........................      --           --          828,036         8,000        --           --
Convertible preferred stock converted into
 common stock ........................................  (158,144)      (2,000)       542,908         5,000        --           --
Conversion of warrants into common stock .............      --           --          191,349         2,000        --           --

Imputed interest on loans payable--related parties ...      --           --             --            --          --           --
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ..............      --           --             --            --          --           --

Issuance of common stock in initial public
 offering, net .......................................      --           --        3,550,000        36,000        --           --
Conversion of mandatorily redeemable
convertible  preferred stock into common stock .......      --           --        3,807,533        38,000        --           --
Exercise of stock options ............................      --           --          106,108         1,000        --           --
Issuance of common stock to China.Com ................      --           --          203,851         2,000        --           --

Pooling Adjustment (see note 1(b)) ...................      --           --             --            --          --           --
Net loss for the period ..............................      --           --             --            --          --           --
                                                       ---------   ----------    -----------      --------  ----------    ---------
Balance as of December 31, 1998 ......................      --     $     --       16,434,494       164,000  $     --         $ --
                                                       ---------   ----------    -----------      --------  ----------    ---------
                                                       ---------   ----------    -----------      --------  ----------    ---------

    See accompanying note to supplemental consolidated financial statements

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

       SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                   Total
                                                             Additional       Deferred                         stockholders'
                                                              paid-in          stock          Accumulated         equity
                                                              capital       compensation        deficit         (deficit)
                                                           -------------    -------------     ------------    -------------
Balance as of December 31, 1995 ........................    $  1,758,000             --         (1,301,000)    $    462,000
                                                           -------------    -------------     ------------    -------------
Issuance of Class A common stock, net
of $39,000 issuance costs ..............................       4,486,000             --               --          4,486,000
Common stock Class A converted .........................         (10,000)            --               --               --
Issuance of common stock to officer ....................          37,000             --               --             37,000
Issuance of warrants in connection
 with mandatory conversion subordinated notes ..........          18,000             --               --             18,000
Notes converted to preferred stock .....................       1,499,000             --               --          1,500,000
Issuance of preferred stock, net of $237,000
 issuance costs ........................................       2,301,000             --               --          2,302,000
Exercise of stock options ..............................         240,000             --               --            241,000
Issuance of common stock ...............................         323,000             --               --            324,000
Net loss ...............................................            --               --         (7,482,000)      (7,482,000)
                                                           -------------    -------------     ------------    -------------
Balance as of December 31, 1996 ........................      10,652,000             --         (8,783,000)       1,888,000
Issuance of preferred stock ............................         500,000             --               --            500,000
Issuance of common stock to officer ....................          32,000             --               --             32,000
Issuance of warrants in connection
 with senior convertible notes-related parties .........         201,000             --               --            201,000
Senior convertible notes
payable-related parties
 converted into common stock ...........................          94,000             --               --             94,000
Issuance of common stock ...............................         650,000             --               --            651,000
Net loss ...............................................            --               --         (6,313,000)      (6,313,000)
                                                           -------------    -------------     ------------    -------------
Balance as of December 31, 1997 ........................      12,129,000             --        (15,096,000)      (2,947,000)
Issuance of warrants in connection with senior
 convertible notes payable--related parties ............          12,000             --               --             12,000
Issuance of warrants to former officer .................         450,000             --               --            450,000
Issuance of warrants to consultant .....................          20,000             --               --             20,000
Issuance of common stock for acquired businesses .......      10,769,000             --               --         10,822,000
Issuance of stock options to employees .................         332,000         (332,000)            --               --
Issuance of common stock to officer ....................          89,000          (90,000)            --               --
Amortization of deferred stock compensation ............            --             77,000             --             77,000
Issuance of common stock to consultants ................          22,000             --               --             22,000
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ................        (229,000)            --               --           (229,000)
Senior convertible notes payable--related parties
 converted into common stock ...........................       2,666,000             --               --          2,674,000
Convertible preferred stock converted into  common stock          (3,000)            --               --               --
Conversion of warrants into common stock ...............          (2,000)            --               --               --
Imputed interest on loans payable--related parties .....           9,000             --               --              9,000
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ................            --               --           (276,000)        (276,000)
Issuance of common stock in initia public
 offering, net .........................................      44,735,000             --               --         44,771,000
Conversion of mandatorily redeemable convertible
 preferred stock into common stock .....................      17,169,000             --               --         17,207,000
Exercise of stock options ..............................         271,000             --               --            272,000
Issuance of common stock to China.Com ..................       3,564,000             --               --          3,566,000
Pooling Adjustment (see note 1(b)) .....................            --               --           (206,000)        (206,000)
Net loss for the period ................................            --               --        (25,157,000)     (25,157,000)
                                                           -------------    -------------     ------------    -------------
Balance as of December 31, 1998 ........................    $ 92,003,000        (345,000)      (40,735,000)    $ 51,087,000
                                                           -------------    -------------     ------------    -------------
                                                           -------------    -------------     ------------    -------------

   See accompanying notes to supplemental consolidated financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.) SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years ended December 31,
                                                                  ----------------------------------------------
                                                                       1996            1997              1998
                                                                  ------------     ------------     ------------
Cash flows from operating activities:
Net loss .....................................................    $ (7,482,000)    $ (6,313,000)    $(25,157,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization ................................         430,000          587,000          672,000
Amortization of debt discount ................................          18,000           43,000          158,000
Write-off of property and equipment ..........................            --            757,000             --
Write-off of acquired in-process technology ..................            --               --          5,000,000
Accrued interest on senior convertible
notes--related parties .......................................            --             69,000           15,000
Imputed interest on note payable--related party ..............            --               --              9,000
Provision for doubtful accounts ..............................          66,000             --            347,000
Amortization of intangible assets ............................            --               --          5,722,000
Non-cash compensation ........................................          37,000           32,000          569,000
Pooling adjustments (see note 1(b)) ..........................            --               --           (206,000)
Changes in operating assets and liabilities, net of
effect of acquisitions:
    Accounts receivable ......................................        (279,000)          77,000       (6,426,000)
    Prepaid assets and other current assets ..................        (282,000)         253,000         (439,000)
    Deposits .................................................         (45,000)          12,000         (166,000)
    Accounts payable .........................................          14,000          767,000        1,489,000
    Accrued liabilities ......................................         446,000          (51,000)       3,487,000
    Deferred revenue .........................................       1,550,000       (1,454,000)          38,000
                                                                  ------------     ------------     ------------
            Net cash used in operating activities ............      (5,527,000)      (5,221,000)     (14,888,000)
                                                                  ------------     ------------     ------------
Cash flows from investing activities:
Increase in intangible assets ................................         (41,000)            --            (13,000)
Cash paid for acquisitions, net ..............................            --               --         (1,491,000)
Purchases of property and equipment ..........................      (1,887,000)         (76,000)      (1,486,000)
Cash paid for investment in affiliated company ...............            --               --         (3,000,000)
                                                                  ------------     ------------     ------------
Net cash used in investing activities ........................      (1,928,000)         (76,000)      (5,990,000)
                                                                  ------------     ------------     ------------
Cash flows from financing activities:
Net proceeds from issuance of Mandatorily Redeemable Series A
Preferred Stock ..............................................            --               --         10,060,000
Deferred offering costs ......................................            --           (111,000)        (321,000)
Proceeds from senior convertible notes payable-related parties            --          2,500,000          150,000

Proceeds from notes payable-related parties ..................            --               --               --
Repayment of notes payable-related parties ...................         (87,000)            --           (296,000)
Proceeds from exercise of stock options ......................         241,000             --            272,000
Proceeds from mandatory conversion subordinated notes
payable ......................................................       1,500,000             --               --
Proceeds from issuance of common stock, net ..................       4,810,000          526,000       44,771,000
Proceeds from issuance of convertible preferred stock, net ...       2,302,000          500,000             --
Payment of capital lease obligations .........................            --            (77,000)        (170,000)
Proceeds from short term borrowing ...........................         320,000          233,000          340,000
                                                                  ------------     ------------     ------------
         Net cash provided by financing activities ...........       9,086,000        3,571,000       54,806,000

         Net change in cash and cash equivalents .............       1,631,000       (1,726,000)      33,928,000
Cash and cash equivalents at beginning of period .............         216,000        1,847,000          121,000
                                                                  ------------     ------------     ------------
Cash and cash equivalents at end of period ...................    $  1,847,000     $    121,000     $ 34,049,000
                                                                  ------------     ------------     ------------
                                                                  ------------     ------------     ------------

   See accompanying notes to supplemental consolidated financial statements.

                                24/7 MEDIA, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies

(a) Summary of Operations

24/7 Media, Inc. ("24/7 Media" or the "Company") operates networks of Web sites that enable both advertisers and Web publishers to capitalize on the opportunities presented by Internet advertising, direct marketing and electronic commerce. The Company generates revenues by delivering advertisements and promotions to Web sites affiliated with the Company. The Company's network properties include The 24/7 Network, The 24/7 Media Europe Network, commencing January 29, 1999 (see note 13), and The ContentZone, which are networks of Web sites to which advertisements and promotions are served.

24/7 Media was incorporated in Delaware on January 23, 1998 as a wholly owned subsidiary of Interactive Imaginations, Inc. ("Interactive Imaginations") to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), which sold advertising for Web sites organized in a network, (ii) Advercomm, Inc. ("Advercomm"), a newly formed corporation which brought a number of high profile Web sites to The 24/7 Network, and (iii) Interactive Imaginations. Interactive Imaginations had been incorporated in the State of New York in September 1994 and first recognized revenue in June 1995.

On February 25, 1998, pursuant to an Agreement and Plan of Merger dated February 2, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (the mergers, together with the concurrent investment of approximately $10.0 million by certain third party investors as well as with an existing investor of Interactive Imaginations, the "Initial Merger"). Effective February 25, 1998, 24/7 Media commenced operation of The 24/7 Network, a network of high profile Web sites to which advertisements are served. On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling of interests. As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations.

Pursuant to the Agreement and Plan of Merger, certain conditions necessary to cause the merger included the following: the Company was required to cause (i) the conversion of all of the then outstanding shares of its Convertible Preferred Stock into Common Stock, (ii) the conversion of substantially all of the then outstanding senior convertible notes payable to related parties into Common Stock, (iii) substantially all warrants exerciseable for Common Stock to be surrendered in exchange for Common Stock, and (iv) the investment of at least $10 million in the Company, pursuant to the Securities Purchase Agreement.

In connection with the Initial Merger, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, the Company's President and Chief Executive Officer), for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002, of which the preferred shares automatically converted into 2,641,849 shares of Common Stock at a conversion price of approximately $3.81 per share upon consummation of the Company's initial public offering in August 1998 (the "IPO"). For each $10,000 invested, the investors received 10,000 shares of Series A Preferred Stock, approximately 1,313 Class A Warrants, exercisable into Common Stock at an exercise price of $7.62 per share, and approximately 1,313 Class B Warrants, exercisable into Common Stock at an exercise price of $11.42 per share. Also in connection with the Initial Merger, Interactive Imaginations entered into a Shareholders' Agreement, dated February 25, 1998, among The Travelers Insurance Company (an existing investor in Interactive Imaginations), Prospect Street NYC Discovery Fund, L.P., Big Flower Digital Services, Inc. and certain individual investors (the "Shareholders' Agreement"), which included standard terms and conditions and provided these shareholders with a right to elect three members of the seven member board of directors of the Company and a right of first refusal with respect to transfers of Company securities. The Shareholders' Agreement was terminated in its entirety upon the consummation of the IPO. In connection with the Initial Merger, certain shareholders of the Company were granted registration rights with respect to their shares of Common Stock.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies --Continued

On April 13, 1998, the Company acquired Intelligent Interactions Corporation ("Intelligent Interactions"), a corporation that developed and licensed ad serving technology and e-commerce software. As of June 1, 1998, the Company acquired CliqNow!, a network of Web sites ("CliqNow!") which were subsequently folded into The 24/7 Network. On December 29, 1998, the Company acquired a 67% interest in CardSecure, Inc. ("CardSecure"). On December 30, 1998, the Company acquired a 10% common equity interest in China.com Corporation ("China.com").

Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of electronic commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

(b) Principles of Consolidation

The Company's supplemental consolidated financial statements as of December 31, 1998 and for the year ended December 31, 1998 include the accounts of the Company and its majority-owned and controlled subsidiaries from their respective dates of acquisition (i) Petry and Advercomm from February 25, 1998, (ii) Intelligent Interactions from April 13, 1998, (iii) CliqNow! from June 1, 1998 (collectively, the "Acquisitions"), and CardSecure, Inc. ("CardSecure") from December 29, 1998. The Company's audited supplemental consolidated financial statements as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 include the historical results of Interactive Imaginations (see note 2). All significant intercompany transactions and balances have been eliminated in consolidation.

In connection with the Initial Merger, no single former shareholder group obtained more than 50 percent of the outstanding shares of the Company. However, the Company's former common shareholder interest group received the largest portion of the voting rights in the combined entity and, therefore, was deemed to be the accounting acquirer.

On March 8, 1999 the Company acquired Sift, Inc. ("Sift") a provider of e-mail based direct marketing services, exchanging approximately 763,000 shares of the Company's Common Stock for all the outstanding common stock of Sift. The acquisition of Sift has been accounted for as a pooling-of-interests and, accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of Sift. The assets, liabilities and stockholders' equity of Sift, were combined with the Company's respective accounts at their recorded values. Prior period financial statements have been restated to give effect to the acquisition.

Prior to the acquisition, Sift reported on an August 31st fiscal year end. Sift's fiscal years ended August 31, 1996 and 1997 have been reflected in the Company's restated December 31, 1996 and 1997 consolidated results of operations, respectively. Sift's twelve months ended December 31, 1998 was used in the Company's restated December 31, 1998 consolidated results of operations. The Company has restated the consolidated balance sheet as of December 31, 1998 to include the Company's balance sheet and Sift's balance sheet as of December 31, 1998. An adjustment has been made to stockholders' equity as of December 31, 1998 to record Sift's results of operations for Sift's quarter ended November 30, 1997 and one month ended December 31, 1998. The equity accounts of the separate entities were combined. As the common stock and additional paid in capital accounts of the combining enterprise exceeded the par value of the common stock issued in the business combination, the excess was added to our additional paid in capital. There were no significant transactions between the Company and Sift prior to the combination. Sift's revenues for the years ended August 31, 1996 and 1997, and December 31, 1998 were $5,000, $69,000 and $1.0 million, respectively. Sift's net loss for the years ended August 31, 1996 and 1997, and December 31, 1998 was $686,000, $1.0 million and $434,000, respectively.

Equity investments of the Company in which significant influence is not exercised are carried under the cost method.

(c) Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies --Continued

(d) Cash and Cash Equivalents

The Company considers all highly liquid securities, with original maturities of three months or less, to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 were $0 and $32,810,000 respectively, which consisted principally of money market accounts.

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the


Related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the leases.

(f) Intangible Assets

Intangible assets including trademarks and licenses are amortized using the straight-line method over the estimated useful lives of one to five years.

Goodwill resulting from the acquisition of Internet advertising businesses is estimated by management to be primarily associated with the acquired workforce, contracts and technological know how. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals and customers, recorded goodwill is amortized on the straight-line basis over the estimated period of benefit, which is two to three years.

(g) Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs.

(h) Deferred Revenue

Deferred revenue consists of prepaid advertising fees, although the majority of the Company's advertising customers generally pay after the services have been provided. As of December 31, 1997 and 1998, the Company had deferred revenue of $96,000 and $134,000, respectively.

(i) Revenue Recognition

The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page advertisements for a fixed fee to third-party Web sites comprising The 24/7 Network, The 24/7 Media Europe Network and The ContentZone, and to a lesser extent its Riddler.com Web site. In addition to advertising revenues, a portion of the Company's revenues are derived from e-mail services and other services that are provided to Web sites and advertisers.

Revenues from advertising are recognized in the period the advertising impressions are delivered, provided collection of the resulting receivables is probable. For the years ended December 31, 1996 and 1997, the Company's cash advertising revenue related solely to The ContentZone and to a lesser extent its Riddler.com Web site.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies--Continued

Third party Web sites which register Web pages with the Company's networks and display advertising banners on those pages are commonly referred to as "Affiliated Web sites." These third party Web sites are not "related party" relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays its Affiliated Web sites a service fee for providing advertising space to the Company's networks. The Company becomes obligated to make payments to such Affiliated Web sites, which have contracted with the Company to be part of the Company's networks, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

The Company's licensing revenue is derived principally from software licensing fees and fees from maintenance, consulting and support of its software. Licensing fees are recognized as performance occurs under the terms of the applicable agreement. Expenses from the Company's licensing revenues are primarily payroll costs to deliver, modify and support the software. These expenses are classified in cost of revenues in the consolidated statements of operations and were not material.


At December 31, 1997 and 1998, accounts receivable included approximately $56,000 and $3,510,000, respectively, of unbilled receivables, which are a normal part of the Company's business, as receivables are generally invoiced only after the revenue has been earned. The increase in unbilled receivables from 1997 to 1998 resulted from the increase in advertising revenues generated by the Company during the fourth quarter of 1998. The terms of the related advertising contracts typically require billing at the end of each month. All unbilled receivables as of December 31, 1998 have been subsequently billed.

 (j) Barter Transactions

The Company historically traded advertisements on its Web properties in exchange for advertisements on the Internet sites of other companies. Barter revenues and expenses are recorded at the fair market value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Company's Web properties. Barter expense is recognized when the Company's advertisements are run on other companies' Web sites, which is typically in the same period when the barter revenue is recognized. Advertising barter revenues and expenses were approximately $55,000, $83,000 and $0 for the years ended 1996, 1997 and 1998, respectively.

The Company historically received payment for its advertising services in the form of goods that were used as prizes for the Riddler game site. Prize revenue and the corresponding prize expense were recorded at the estimated fair market value of the prizes received. Advertising prize revenues were approximately $196,000, $86,000 and $0 for the years ended 1996, 1997 and 1998, respectively.

The Company expects that barter revenue will continue to represent only a small percentage of total revenues in the future.

 (k) Product Development Costs

Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release and use. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs.

 (l) Deferred Offering Costs

At December 31, 1997, specific incremental costs directly attributable to the issuance of mandatorily redeemable convertible preferred stock were deferred. These costs have been charged against additional paid-in capital as a result of the Company's issuance of mandatorily redeemable convertible preferred stock during the first quarter of 1998.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies--Continued

(m) Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's Stock and the amount an employee must pay to acquire the Stock.

The Company accounts for non-employee Stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

 (n) Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (o) Advertising Expenses

The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the statements of operations and totaled $515,000, $181,000 and $1,394,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

 (p) Financial Instruments and Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. At December 31, 1997 and 1998, the fair value of these instruments approximated their financial statement carrying amount because of the short term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in money market accounts and other highly-liquid instruments. The Company has not experienced any significant credit losses to date.

The fair value of the Senior Convertible Notes Payable was determined based on an imputed market rate of interest which is equal to its carrying amount on the balance sheet.

     Total cash advertising revenues associated with major customers (excluding barter) are as follows:

                                      Year Ended December 31,
                               --------------------------------------
                                     1996          1997          1998
                               ----------    ----------    ----------
      Customer(1)
   A.......................    $     --      $     --      $2,771,000
   B.......................       212,000       326,000          --
   C.......................       178,000       157,000          --



For the year ended December 31, 1998, one Affiliated Web site accounted for approximately 14% of the Company's total revenues.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies--Continued

Accounts receivable regarding significant advertising customers are as follows:

                                      Year Ended December 31,
                               --------------------------------------
                                     1996          1997          1998
                               ----------    ----------    ----------
   Customer(1)
   D .................           $94,000       $  --         $   --
   E .................            41,000          --             --
   F .................              --          31,000           --





(1) Each of the customers listed in the revenue and accounts receivable tables are different.

To date, accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses; historically, management believes that such losses have been adequately reserved for and within expectations.

(q) Loss Per Share

Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128). Basic EPS excludes dilution for Common Stock equivalents and is computed by dividing income or loss available to Common shareholders by the weighted average number of Common Shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock and resulted in the issuance of Common Stock. Diluted net loss per share is equal to basic net loss per share since all Common Stock equivalents are anti-dilutive for each of the periods presented.

Diluted net loss per common share for the years ended December 31, 1996, 1997 and 1998 does not include the effects of options to purchase 115,939, 423,421 and 1,674,002 shares of common stock, respectively; 6,533, 180,228, and 3,802,985 common stock warrants, respectively; 351,805, 395,360, and 0 shares of convertible preferred stock on an "as if" converted basis, respectively; 0, 767,575, and 0 shares of senior convertible notes payable on an "as if" converted basis, respectively; as the effect of their inclusion is anti-dilutive during each period.

Net loss applicable to Common Stockholders for the year ended December 31, 1998 has been increased to give effect to $276,000 of cumulative dividends on mandatorily redeemable convertible preferred stock through the date of its conversion into Common Stock in connection with the Company's IPO (see note 6).

(r) Recent Accounting Pronouncements

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income
(loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(1) Summary of Operations and Significant Accounting Policies--Continued

for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

(s) Reclassifications

Certain reclassifications have been made to prior year's consolidated financial statements to conform to the current year's presentation.

(2) Acquisitions and Investment in Affiliated Company

Petry and Advercomm Acquisitions

On February 25, 1998, in connection with the Initial Merger, the Company acquired all of the outstanding stock of Petry and Advercomm in separate transactions in exchange for 2,623,591 and 1,705,334 shares of the Company's Common Stock, respectively, for a total purchase price of $4,198,000 and $2,729,000, respectively, plus acquisition costs of $157,000. The fair value of the 4,328,925 aggregate shares of Common Stock issued in connection with the acquisition of Petry and Advercomm was estimated to be $1.60 per share, determined primarily by reference to the Common Stock conversion price of $1.60 per share in connection with the Company's issuance of approximately $1,000,000 senior convertible notes payable and detachable warrants during September and November 1997, and supported by an independent valuation of the Company's Common Stock as of February 25, 1998.

The Petry and Advercomm acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The aggregate purchase price of the Petry and Advercomm acquisitions were $7,084,000. Of this, $(1,549,000) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The purchase price in excess of the fair value of identified tangible and intangible assets and liabilities assumed in the amount of $8,633,000 was allocated to goodwill and is being amortized over its estimated useful life of two years from the date of acquisition.

The Petry and Advercomm acquisitions have been primarily structured as tax free exchanges of stock; therefore, the differences between the recognized fair value of the acquired assets, including intangible assets, and their historical tax bases is not deductible for income tax purposes.

Intelligent Interactions Acquisition

During April 1998, the Company entered into an Agreement and Plan of Merger (the "II Merger") to acquire all of the outstanding stock of Intelligent Interactions.

Upon consummation of the II Merger, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of Common Stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(2) Acquisitions and Investment in Affiliated Company--Continued

Warrants of the Company. Therefore, the Company issued 949,242 shares of Common Stock, 265,212 of Class A Warrants, 265,212 of Class B Warrants and 136,553 of Class C Warrants. The warrants have exercise prices of $7.62, $11.42 and $3.81 per share, respectively, and expire in five years. The Company's Class A, B, and C Warrants were determined to have a fair value of $0, $0, and $0.72 per share, respectively, using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction.

Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted into approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company. Total Mandatorily Redeemable Convertible Preferred Shares issued were 3,561,505 shares which converted into
0.2626 shares of the Company's Common Stock, or 935,269 shares of Common Stock in connection with the Company's IPO. Each shareholder of record of the Mandatorily Redeemable Convertible Shares had the right to cause the Company to redeem at the option of the shareholder all or part of the shareholder's outstanding shares by paying cash of $1.00 per share plus accrued dividends no later than the fifth anniversary of the original issue date. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and detachable warrants were terminated as a result of the merger.

Additionally, the Company assumed 212,804 stock options for the purchase of Common Stock in accordance with the II Merger. The stock options have exercise prices ranging from $0.16 to $0.48, as defined in the II Merger Agreement, and expire in no more than 10 years.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the total purchase price of $7,671,000 has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Approximately $(154,000) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The fair value of the purchased existing technology and in-process technology were determined by management using a risk-adjusted income valuation approach. This approach directly measured the value of the purchased in-process technology (exclusive of the purchased existing technology) by converting the cash flows directly attributable to the purchased in-process technology at a rate of return adjusted for the risks inherent in the development and ultimate technological feasibility of such technology. Based upon an independent appraisal, which takes into account replacement cost of assets, market multiples and present value of future after-tax earnings attributable to the purchased in-process technology, $5,000,000 of the purchase price was allocated to in-process technology and was immediately charged to operations because such in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use. The value was derived exclusive of the value of the purchased existing technology. The purchase price in excess of the fair value of identified tangible assets and liabilities assumed in the amount of $2,825,000 was allocated to goodwill and other intangibles and is being amortized over its estimated useful life of two years.

The fair value of the Company's equity securities issued as consideration for the Intelligent Interactions acquisition was determined based upon a number of factors, including the sale of 10,060,002 shares of Mandatorily Convertible Redeemable Preferred Stock-Series A on February 25, 1998 (excluding detachable warrants) for $10,060,002 in cash. The fair value of the Company's Mandatorily Convertible Redeemable Preferred Stock was estimated to be $1.06 per preferred share ($4.24 per Common Share on an as if converted basis) and its Common Stock at $4.00 per share. The higher fair value attributable to the Mandatorily Convertible Preferred Shares versus Common Shares is due to the convertible feature of the Preferred Shares.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(2) Acquisitions and Investment in Affiliated Company--Continued

CliqNow! Acquisition

As of June 1, 1998, the Company acquired the CliqNow! division of K2 Design, Inc., an Internet advertising network comprised of medium to large Web sites organized into eight topical channels, for $4,240,000, plus acquisition costs of $96,000, with $1,240,000 payable in cash and $3,000,000 payable in Series B Convertible Redeemable Preferred Stock (Series B). The Company issued 3,000 shares of Preferred Stock which, by its terms, automatically converted into 230,415 shares of Common Stock upon consummation of the IPO, at the IPO price per share, net of the underwriting discount, or $13.02 per share, which was deemed to be the fair value of the securities. Approximately $160,000 of the aggregate purchase price was allocated to net tangible assets consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The purchase price in excess of the fair value of identifiable tangible and intangible assets and liabilities assumed in the amount of $4,176,000 was allocated to goodwill and is being amortized over its estimated useful life of two years.

CardSecure Acquisition

On December 29, 1998, the Company acquired an initial 67% ownership stake (on an as converted basis) in CardSecure, Inc., a company which provides eCommerce enabling technology as well as Web site hosting services, through a $500,000 cash investment. Approximately $(522,000) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The purchase price in excess of the value of identified tangible assets and liabilities assumed in the amount of $1,022,000 was allocated to goodwill and other intangibles and is being amortized over its estimated useful life of three years.

Summary

Each of the Acquisitions has been accounted for using the purchase method of accounting, and accordingly, each purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. The historical carrying amounts of such assets and liabilities approximated their fair values. The following summarizes the purchase price allocation for each of the respective acquisitions:


                                               PURCHASE PRICE ALLOCATION

                                                          NET TANGIBLE      IN-PROCESS
                            EFFECTIVE     ACQUISITION        ASSETS         RESEARCH AND   INTANGIBLES/
ACQUIRED ENTITY               DATE          COSTS        (LIABILITIES)      DEVELOPMENT      GOODWILL
------------------------    ---------   -------------   --------------   ---------------  --------------
Petry ..................    25-Feb-98    $  4,293,000   $  (1,635,000)    $       --      $  5,928,000
Advercomm ..............    25-Feb-98       2,791,000          85,000             --         2,706,000
Intelligent Interactions    13-Apr-98       7,671,000        (154,000)       5,000,000       2,825,000
CliqNow! ...............    1-Jun-98        4,336,000         160,000             --         4,176,000
CardSecure .............    29-Dec-98         500,000        (522,000)            --         1,022,000
                                         ------------    -------------    ------------    ------------
                                         $ 19,591,000    $ (2,066,000)    $  5,000,000    $ 16,657,000
                                         ------------    -------------    ------------    ------------
                                         ------------    -------------    ------------    ------------

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997


The following unaudited pro forma consolidated amounts give effect to the Acquisitions as if they had occurred at January 1, 1997, or date of inception, if later, by consolidating the results of operations of Petry, Advercomm,


(2) Acquisitions and Investment in Affiliated Company--Continued

Intelligent Interactions, CliqNow!, and CardSecure with the results of the Company for years ended December 31, 1997 and 1998. The pro forma adjustments include the elimination of all intercompany transactions. Advercomm was incorporated in November 1997 and had no operations in 1997; however, the operation of Advercomm's network based advertising services commenced on February 1, 1998; accordingly, Advercomm results of operations are only included in the pro forma statement of operations for the period from February 1, 1998 to February 25, 1998 (date of acquisition).

The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                                           Year Ended
                                                 ----------------------------
                                                 December 31,    December 31,
                                                     1997            1998
                                                 ------------    ------------
Total revenues .............................    $  5,576,000     $ 23,352,000
Net loss ...................................     (18,802,000)     (29,357,000)
Net loss attributable to common stockholders     (19,348,000)     (29,736,000)
Net loss per share--basic and diluted ......    $      (3.75)    $      (2.68)
Weighted average shares used in basic and
diluted net loss pershare calculation(1) ...       5,158,674       11,085,482


(1) The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of Common Shares outstanding during the period. The weighted average Common Shares used to compute pro forma basic net loss per share includes the actual weighted average Common Shares outstanding for the historical years ended December 31, 1997 and 1998, respectively, plus the Common Shares issued in connection with each of the Acquisitions from January 1, 1997 or inception of operations of the acquired companies, if later. The Common Stock issued in connection with the acquisition of each of the acquired companies were as follows: Intelligent Interactions' 949,242 Shares, as if the acquisition occurred on January 1, 1997, Petry's 2,623,591 Shares based on the February 1, 1997 date of inception of operations, and Advercomm's 1,705,334 Shares based on the February 1, 1998 date of inception of operations, all of which were adjusted for the weighted average period such Shares were considered to be outstanding. In addition, diluted net loss per share is equal to basic net loss per share as Common Stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants are not included because they are antidilutive. In future periods, the weighted average Shares used to compute diluted earnings per share will include the incremental shares of Common Stock relating to outstanding options and warrants to the extent such incremental Shares are dilutive.

Investment in China.com

On December 30, 1998, the Company invested $3.0 million in cash and issued 203,851 shares of Common Stock to China.com Corporation in exchange for a 10% equity interest in China.com. The investment of $6,566,000 in China.com will be carried under the cost method of accounting.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(3) Balance Sheet Components

   Prepaid Expenses and Other Current Assets

                                                    December 31,
                                              ----------------------
                                                  1997        1998
                                              ---------    ---------
Prepaid operating lease ...................    $   --      $101,000
Prepaid insurance .........................        --       146,000
Other prepaid .............................      29,000     303,000
                                              ---------    ---------
                                               $ 29,000    $550,000
                                              ---------    ---------
                                              ---------    ---------


  Property and Equipment, Net

                                                                  December 31,
                                                            ---------------------------
                                                               1997            1998
                                                            -----------     -----------
Computer equipment .....................................    $ 1,648,000     $ 3,067,000
Furniture and fixtures .................................         11,000         261,000
Leasehold improvements .................................           --           208,000
                                                            -----------     -----------
                                                              1,659,000       3,536,000
Less accumulated depreciation and amortization .........       (704,000)     (1,437,000)
                                                            -----------     -----------
                                                            $   955,000     $ 2,099,000
                                                            -----------     -----------
                                                            -----------     -----------


At December 31, 1997 and 1998, computer equipment includes equipment with a cost of $0 and $116,000, respectively, acquired under a capital lease (see note 10). The net book value of the related equipment at December 31, 1997 and 1998, is $0 and $105,000, respectively.

During September 1997, as part of the Company's consolidation and downsizing, it conducted a book-to-physical inventory of its property and equipment. As a result of this book-to-physical observation, the Company identified and wrote off $757,000 of equipment purchases, net of accumulated depreciation, that could no longer be located and has ditional controls to safeguard its fixed assets.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(3) Balance Sheet Components - continued

Intangible Assets


                                              December 31,
                                      -----------------------------
                                             1997         1998
                                      -------------  --------------
Goodwill .........................    $       --       $ 16,657,000
Less accumulated amortization ....            --         (5,722,000)
                                      -------------  --------------
                                      $       --       $ 10,935,000
                                      -------------  --------------
                                      -------------  --------------

Licenses .........................            --             15,000
Trademarks .......................           4,000            4,000
                                      -------------  --------------
                                             4,000           19,000
Less accumulated amortization ....          (1,000)          (3,000)
                                      -------------  --------------
                                      $      3,000     $     16,000
                                      -------------  --------------
                                      -------------  --------------

Accrued Liabilities

                                                      December 31,
                                               ------------------------
                                                   1997         1998
                                               ----------    ----------
Professional fees .........................    $  226,000    $  479,000
Employee commissions and expenses(1) ......          --       2,739,000
Ad management fees ........................          --         406,000
Affiliate royalties .......................        81,000       464,000
Rent and lease obligations ................          --         282,000
Other .....................................       168,000       831,000
                                               ----------    ----------
                                               $  475,000    $5,201,000
                                               ----------    ----------
                                               ----------    ----------

   (1) Employee commissions and expenses include commissions earned by the Company's sales staff for the most recent period, as well as out-of-pocket expenses incurred by those employees. All such balances as of December 31, 1998 have been subsequently paid.

(4) Income Taxes

No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented and has no carryback potential. At December 31, 1998, the Company had approximately $33,111,000 of federal and state net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2018.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(4) Income Taxes--Continued

As a result of various equity transactions during 1996, 1997 and 1998 (see notes 2 and 6), management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards is limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, no tax benefit for losses has been recorded by the Company in 1996, 1997 and 1998, and a full valuation allowance has been recorded for the entire amount of the net deferred tax asset.

The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal and state deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are presented below.



                                                                              1997             1998
                                                                         ------------     ------------
Deferred tax assets:
 Net operating loss carryforwards ...................................    $  6,785,000     $ 14,854,000
  Deferred revenues .................................................          43,000           23,000
  Reserve for sales allowances ......................................            --            165,000
  Accounts receivable principally due to allowance for doubtful
   accounts .........................................................          29,000          121,000
  Amortization of goodwill ..........................................            --            482,000
  Accrued compensation ..............................................            --            290,000
Other ...............................................................          15,000           77,000
                                                                         ------------     ------------
Gross deferred tax assets ...........................................       6,872,000       16,012,000
Less: valuation allowance ...........................................      (6,723,000)     (15,831,000)
  Net deferred tax assets ...........................................         149,000          181,000
Deferred tax liabilities:
  Plant and equipment, principally due to differences in
   depreciation .....................................................        (149,000)        (181,000)
                                                                         ------------     ------------
  Gross deferred tax liabilities ....................................        (149,000)        (181,000)
                                                                         ------------     ------------
                                                                         $        --      $        --
                                                                         ------------     ------------
                                                                         ------------     ------------


(5) Notes Payable

Mandatory Conversion Subordinated Notes

In August, September and October 1996, the Company issued Mandatory Conversion Subordinated Notes ("Notes") in the aggregate principal amount of $1,500,000, bearing an interest rate equal to 8% per annum and convertible into Series A Preferred Stock at the price per share achieved in the then proposed private placement of Series A Preferred Stock. Under the terms and conditions of the Notes, the Notes were converted into 52,262 shares of Series A Preferred Stock of the Company upon completion of the November 1996 private placement of Series A Preferred Stock at the purchase price per share ($28.70) of such sale of Series A Preferred Stock (See Note 6--Convertible Preferred Shares). All accrued interest on these Notes, aggregating $22,000, was paid to the holders thereof in connection with the conversion to Convertible Preferred Shares.

In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the Company's Common Shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The value attributed to the warrants of $18,000 was recorded as debt discount and subsequently charged to interest expense in connection with the conversion of the aforementioned notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 12% at the date of issuance.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(5) Notes Payable--Continued

Senior Convertible Notes Payable--Related Parties

During 1997, the Company received $2,500,000 in proceeds from the issuance of senior convertible notes payable primarily to affiliates of stockholders of the Company, bearing an interest rate of 8% compounded semi-annually. The notes, including interest thereon, were due on the earlier of prepayment, redemption, conversion of the notes into Common Stock or May 15, 1999, the maturity date. Each of the notes was issued with detachable warrants allowing such holders to purchase shares of the Company's Common Stock at prices ranging from $1.60 to $11.48 per share. The value attributed to the warrants of $201,000 was recorded as debt discount and was being amortized to interest expense using the imputed interest method over the term of the notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rates at the date of each issuance (which rates were 12% prior to September 1, 1997 and 15% subsequent to September 1, 1997).

The notes were convertible into Common Stock at conversion prices, as defined in the original note agreements, ranging from $1.60 to $11.48 per share upon occurrence of certain events, subject to anti-dilution provisions. The original conversion price for the $1,500,000 of Notes issued prior to September 1, 1997 was $11.48 per share and for the $1,000,000 of Notes issued between September 1, 1997 and December 31, 1997 was $1.60 per share. The conversion prices were determined by negotiations among the parties. On December 22, 1997, $94,000 of the notes, including interest thereon, were converted into 59,184 shares of Common Stock at $1.60 per share. During 1997, the Company recorded $43,000 of interest expense in connection with the amortization of the debt discount and conversion of the aforementioned notes.

During January 1998, the Company received $150,000 in proceeds from the issuance of senior convertible notes payable with terms similar to the notes issued during 1997. The notes were convertible into 43,321 shares of Common Stock at $3.48 per share, subject to anti-dilution provisions. The value attributable to 4,310 warrants, to purchase shares of the Company's Common Stock at $3.48 per share, of $12,000 was recorded as debt discount. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 15% at the date of issuance.

In connection with the Securities Purchase Agreement and the Merger, $2,056,000 of the Senior Convertible Notes Payable--Related Parties, plus accrued interest thereon, were converted into 750,586 shares of Common Stock, and approximately $500,000 of such notes, plus accrued interest thereon, were converted into 77,450 shares of Common Stock. With regard to the $1,500,000 of notes issued prior to September 1, 1997, the original conversion price of $11.48 per share was adjusted to $8.36 per share under the anti-dilution provisions triggered by the subsequent financings at lower conversion prices per share.

Additionally, in accordance with the terms and conditions of the Securities Purchase Agreement (which terms and conditions were determined by negotiations among the various parties to the agreement), 177,679 warrants were exchanged for 99,119 shares of Common Stock. Since the Company exchanged one equity security (common shares) for another equity security (warrants) of equivalent value it resulted in no financial statement impact other than to record the par value of the common stock issued by increasing common stock and reducing additional paid in capital.

Credit Line

In May 1998, the Company secured a line of credit up to an amount of $200,000 bearing interest at the lender's reference rate which was 8.0% (payable monthly) as of December 31, 1998. As of December 31, 1998, $180,000 was outstanding under the line of credit. The line of credit is repayable in May 1999 and is secured by certain of the Company's assets.

                                24/7 MEDIA, INC.

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1998 and 1997

 (5) Notes Payable--Continued

Loan Payable - related parties

The Company had a note payable to a stockholder of $593,000 and $433,000 as of December 31, 1998 and 1997, respectively. The loan was payable upon demand, and interest was charged at prime plus 2% (10.5% as of December 31, 1998). The loan was subsequently repaid in full in March 1999. In addition, the Company issued convertible promissory note to two shareholders in aggregate of $125,000 in 1996. Interest was charged at 8% per annum. In 1997, the note was converted to common stock.

On September 30, 1998, the Company settled all of its obligations to Petry Media Corporation which arose in connection with the Company's acquisition of Petry in February 1998 for a lump sum payment of $829,000. Accordingly, the difference between the lump sum payment of $829,000 and the Company's recorded obligations for its outstanding loan payable and accrued royalties payable in the amount of $184,000 and $218,000, respectively, was attributed to the contingent purchase obligation and resulted in an adjustment of $427,000 to the Petry purchase price. Such amount increased goodwill and is being amortized over its remaining amortization period from October 1, 1998.

Warrants

In connection with the issuance of Mandatory Conversion Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the Company's Common Shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The Company recorded the fair value of the warrants as original issue debt discount.

On April 9, 1997, the Company granted warrants to a consultant to purchase 4,375 of the Company's Common Shares at an exercise price of $49.72 per share. The fair value, using a Black-Scholes Option Model, of the warrants was deemed insignificant on the date of grant.

In connection with the issuance of Senior Convertible Notes Payable--Related Parties, warrants to purchase 169,316 and 35,609 Common Shares, at prices ranging from $1.60 to $11.48, were outstanding as of December 31, 1997 and February 25, 1998, respectively, and such warrants expire no later than three years from the date of issuance. The Company recorded the fair value of the warrants as original issue debt discount.

As of February 24, 1998, Interactive Imaginations and Michael P. Paolucci entered into a Confidential Separation Agreement and General Release ("Release Agreement") pursuant to which Mr. Paolucci's employment as an executive of Interactive Imaginations was terminated. The terms of the Release Agreement generally provide that Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 625,000 shares of Common Stock at an exercise price of $3.81 per share. Accordingly, the Company recorded $450,000 of expense during the first quarter of 1998 in connection with this transaction based upon an independent valuation of the Class C Warrants. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 13,000 shares of Interactive Imaginations Common Stock at $1.72 per share. No expense was recorded in connection with such extension although the exercise price of $1.72 per share was below the fair value of the Company's Common Stock on the date the options were extended, at $3.81 per share; such amount was deemed insignificant on the date of extension. During January 1999, Mr. Paolucci exercised his Class C Warrants to purchase 625,000 shares of Common Stock in exchange for 546,775 shares of Common Stock in a cashless exercise.

In February 1998, the Company issued to a consultant a warrant to purchase 28,750 shares of Common Stock at an exercise price of $3.48 per share in exchange for services. Under the terms and conditions of the Securities Purchase Agreement (as determined by negotiations among the parties to such agreement), such warrants were converted into 12,650 shares of Common Stock. The Company recorded compensation expense of $20,000, based upon the fair market value ($1.60 per Common Share as determined by an independent valuation of the Company's Common Stock) of the 12,650 shares of Common Stock into which the warrants were converted under the terms and conditions of the Securities Purchase Agreement.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(5) Notes Payable--Continued

In accordance with the terms and conditions of the Securities Purchase Agreement (which terms and conditions were determined by negotiations among the various parties to the agreement), 177,679 warrants were exchanged for 99,119 shares of Common Stock. Since the Company exchanged one equity security (common shares) for another equity security (warrants) of equivalent value it resulted in no financial statement impact other than to record the par value of the common stock issued by increasing common stock and reducing additional paid in capital.

Upon consummation of the II Merger (as discussed in Note 2), each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of the Company. Therefore, the Company issued 949,242 shares of common stock, 265,212 of Class A Warrants, 265,212 of Class B Warrants and 136,553 of Class C Warrants. The warrants have exercise prices of $7.62, $11.42 and $3.81 per share, respectively and expire in five years. The Company's Class A, B, and C Warrants were determined to have a fair value of $0, $0, and $0.72 per share, respectively, using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction. Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company.

During the third quarter of 1998, certain investors in the II Merger exchanged 185,159 warrants for 92,230 shares of Common Stock as provided for in the original terms of the II Merger Agreement. The Company exchanged one equity security (common shares) for another equity security (warrants) of equivalent value which resulted in no financial statement impact other than to record the par value of the common stock issued by increasing common stock and reducing additional paid in capital.

Warrant activity during the periods indicated is as follows:

                                                  Warrants     Exercise
                                                  Granted       Price
                                               ------------   ---------
Outstanding at December 31, 1995 ..........           --
Granted ...................................          6,533     $ 11.48
Exercised .................................           --         --
Canceled ..................................           --         --
                                               ------------   ---------
Outstanding at December 31, 1996 ..........    $     6,533       11.48
Granted ...................................        173,695     $  3.56
Exercised .................................           --         --
Canceled ..................................           --         --
                                               ------------   ---------
Outstanding at December 31, 1997 ..........        180,228     $  3.84
Granted ...................................      3,985,595     $  8.35
Exercised .................................       (362,838)    $  6.21
Canceled ..................................           --         --
                                               ------------   ---------
Outstanding at December 31, 1998 ..........      3,802,985     $  8.32
                                               ------------   ---------
                                               ------------   ---------


All warrants are currently exercisable and have expiration dates generally five years from the date of grant.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

  (6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock

Stock Split

On July 20, 1998, the Company effected a 1-for-4 reverse stock split. Accordingly, all references in the financial statements to the number of shares of common stock and to per share amounts have been restated to reflect these changes.

Common Stock

During 1996, the Company issued 34,371 Class A Common Shares in exchange for $4,525,000 in cash. Each Class A Common Share was converted into 2.5 shares of Common Stock pursuant to a recapitalization in March 1996.

In March 1996, the Company's shareholders approved a recapitalization plan which provided for: (i) conversion of the 1,000,000 previously authorized Class A Common Shares into 30,000,000 Common Shares, par value $.01 per share; (ii) conversion of each of the 107,703 issued and outstanding Class A Common Shares into 2.5 of the new Common Shares (any remaining fractional shares could be purchased or sold by each shareholder in the conversion); and (iii) conversion of the 1,000 previously authorized Class B Common Shares into 2,000,000 Preferred Shares, par value $.01 per share.

As part of an employment agreement, an officer of the Company was given approximately 12,500 shares of Common Stock which were to be issued pro rata on a monthly basis, over a three-year period beginning in July 1996, as additional compensation. On October 31, 1997, the officer signed a termination agreement with the Company whereby the officer received the remaining 8,333 of the 12,500 Shares. The Company recorded compensation expense at the time of each issuance of Common Stock based upon the Company's estimate of the fair value using the conversion rates of the Company's most recent issuance of convertible debt. The fair market value of the Shares issued at the date of each issuance was approximately $11.48 per share in 1996 and $11.48 per share for issuances prior to September 1, 1997 and $1.60 per share for issuances between September 1, 1997 and October 31, 1997. As a result, for the years ended December 31, 1997 and 1996, the Company recorded compensation expense of $32,000 and $37,000, respectively.

In February 1998, the Company awarded to the President 56,250 shares of restricted Common Stock which were granted at the fair market value of the Company's Common Stock of $1.60 per share as determined by an independent appraisal of the Company's Common Stock in connection with the Initial Merger, and vest over a three year period. In connection with this issuance, the Company is recognizing compensation expense of $90,000 ratably over a three-year period. For the year ended December 31, 1998, the Company recognized $25,000 in compensation expense.

In August 1998, the Company completed an offering of 3,550,000 shares of its Common Stock, par value $.01 per share, in an initial public offering at an offering price of $14.00 per share. Net proceeds to the Company from this initial public offering totaled $44.8 million, after offering costs of $1.4 million.

Convertible Preferred Shares

In November 1996, the Company designated 500,000 Convertible Preferred Shares, par value $.01 per share, out of the 2,000,000 Preferred Shares which were authorized in March 1996, the rights and preferences of which were generally senior to the Company's Common Shares and were more fully described in the Company's Amended Certificate of Incorporation (the "Amended Certificate").

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

Thereafter, the Company completed a private placement of 140,722 Preferred Shares for an aggregate price of $4,039,000. Such consideration consisted of the cancellation of outstanding Notes F- (described above) in the aggregate principal amount of $1,500,000 plus $2,539,000 in cash. Each Preferred Share was convertible into 2.5 Common Shares (subject to an anti-dilution adjustment as set forth in the Amended Certificate) upon the occurrence of certain events in respect of the Company or the holders of Preferred Shares. In January 1997, the Company issued 17,422 shares of Preferred Stock for a payment of $500,000 in cash.

As of December 31, 1996 and 1997, the 140,722 and 158,144 issued and outstanding Preferred Shares were convertible into 351,805 and 395,360 Common Shares, respectively. The Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, on a pari passu basis, were entitled to receive an amount equal to $28.70 per share, to be paid out of the assets of the Company available for distribution before any such payments were to be made on any shares of the Company's Common Shares or any other capital stock of the Company other than the Preferred Shares, plus any declared and unpaid dividends.

The Preferred Shares were subject to mandatory conversion, and would automatically convert into Common Shares, as noted above, in the event:

(i) the Company successfully consummated a firm commitment for an underwritten initial public offering of its equity securities for:

      (a) a gross per share price offered to the public of at least 200% of the then current per share conversion price, as defined; and

      (b) a total gross offering amount, as defined, of at least $20,000,000; or

(ii) the holders of a majority of the Preferred Shares voted in favor of or consent to such conversion.

For as long as the Preferred Shares were outstanding, the Company could not, without the prior written consent or affirmative vote of the holders of at least 66 2/3 % of all of the outstanding Preferred Shares:

(i) authorize or issue any other equity securities of the Company which rank superior to the Preferred Shares with respect to conversion, dividends, redemption, liquidation, antidilution or other preferences, designations, rights or powers;

(ii) authorize or issue any securities of the Company which have voting rights superior to the Preferred Shares; or

(iii) otherwise amend, alter or repeal the preferences, designations, rights or powers of the Preferred Shares or enter into any transaction that shall result in any such amendment, alteration, or repeal, which would have an adverse effect upon holders of such shares.

On February 25, 1998, in accordance with the terms and conditions of the Securities Purchase Agreement, all 158,144 issued and outstanding Preferred Shares were converted into 542,908 Common Shares, after giving effect to anti-dilution provisions.

                                24/7 MEDIA, INC.

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1998 and 1997

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock

On February 25, 1998, the Company entered into a Securities Purchase Agreement for the sale and issuance of 10,060,002 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A ("Mandatorily Redeemable Convertible Preferred Stock" or "Series A"), par value $.01 per share, 1,320,904 Class A Warrants to purchase Common Stock at an exercise price of $7.62 per share and 1,320,904 Class B Warrants to purchase Common Stock at an exercise price of $11.42 per share in a private placement for total proceeds of $10,060,002. Such warrants are immediately exerciseable and expire on February 25, 2003. No value has been attributed to the Class A and Class B warrants based upon an independent valuation of the securities.

After giving effect to the Securities Purchase Agreement, including the Merger, the capital stock of the Company consisted of: (i) 100,000,000 common shares, of which 6,870,300 shares were issued and outstanding, 2,641,808 shares were reserved for issuance upon conversion of issued and outstanding Mandatorily Redeemable Convertible Preferred Stock or "Series A," 1,320,904 shares were reserved for issuance upon exercise of issued and outstanding Class A Warrants, 1,320,904 shares were reserved for issuance upon exercise of issued and outstanding Class B Warrants, 643,750 were reserved for issuance upon exercise of issued and outstanding Class C Warrants, 35,609 were reserved for issuance upon exercise of issued and outstanding unclassified warrants, 62,757 (subject to adjustment) were reserved for issuance upon exercise of outstanding convertible debentures, and 1,437,500 shares were reserved for issuance to key employees, officers and directors of, and consultants to, the Company under stock incentives that had been granted or were available for grant by the Company pursuant to the 1998 Stock Incentive Plan; and (ii) 30,000,000 preferred shares, of which 10,060,002 were outstanding, all of which were designated as Mandatorily Redeemable Convertible Preferred Stock or Series A shares, all of which were in a private placement.

Each share of Series A was convertible, at the option of the holder, at any time and without the payment of additional consideration into Common Stock determined by the sum of (i) the Payment Price of $1.00 per Series A Share divided by the conversion price of $3.81 per Common Share (as adjusted), plus (ii) all accrued and unpaid dividends with respect to such Share divided by the dividend conversion price which is equal to twice the conversion price of $3.81.

The Series A Shares ranked:

(i) prior to the Common Stock of the Company;

(ii) pari passu with any Securities (as defined in the Securities Purchase Agreement); and

(iii) junior to any Senior Securities, in each case as to dividends and other distributions of assets and upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Series A shareholders were entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends were subsequently canceled pursuant to the Securities Purchase Agreement because the Company consummated a qualified initial public offering (as defined in the Securities Purchase Agreement) prior to January 31, 1999.

The Series A Shares were subject to certain anti-dilution protection, if the Company raised funds in the future, while the Preferred Stock was still outstanding, at a Common Stock-equivalent value which was less than the conversion price of the Preferred Stock.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997




(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

In the event the Company had not completed a qualified public offering on or prior to the fifth anniversary of the original issue date, each shareholder of record of Series A Shares would have the right to cause the Company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $1.00 per share plus any dividends accrued. Additionally, if the Company failed to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares would have the right to cause the company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $1.00 per share plus any dividends accrued.

Series A shareholders had one vote for each full Common Share into which a Series A Share would be convertible.

In connection with the Company's IPO, all of the Company's 13,621,507 Series A Shares automatically converted into 3,577,118 shares of Common Stock. Such amounts included: i) 10,060,002 Series A Shares issued in connection with the Initial Merger which converted into 2,641,849 shares of Common Stock; and ii) 3,561,505 Series A Shares issued in connection with the Intelligent Interactions acquisition which converted into 935,269 shares of Common Stock (see note 2), each of which, by their terms, automatically converted into Common Stock in connection with the Company's IPO. In addition, the 3,000 shares of Series B Convertible Redeemable Preferred Stock issued in connection with the CliqNow! acquisition, by its terms, automatically converted into 230,415 shares of Common Stock in connection with the Company's IPO (see note 2). The total number of common shares issued in connection with the automatic conversion of the Company's mandatorily redeemable convertible preferred stock in connection with the IPO was 3,807,553 shares of Common Stock.

Shares Reserved for Future Issuance

Shares reserved for future issuance as of December 31, 1998 are as follows:

                                                                               Common
                                                                               Stock
                                                                             ---------
Reserved for issued and outstanding Class A Warrants                         1,512,494
Reserved for issued and outstanding Class B Warrants                         1,512,494
Reserved for issued and outstanding Class C Warrants                           742,388
Reserved for issued and outstanding unclassified warrants                       35,609
Reserved for stock incentives under the 1998 Stock Incentive Plan            2,893,891


(7) Stock Option Plan

During 1998, the board of directors and stockholders of the Company approved the 1998 Stock Incentive Plan as amended (the "Plan"). The following is a summary of the material features of the Plan. This Plan replaced the 1995 Stock Option Plan--Amended, which had been established in 1995 and amended in 1996.

All employees of and consultants to the Company are eligible under the Plan. Eligibility under the Plan shall be determined by the Stock Incentive Committee. The Plan provides for the grant of any or all of the following types of awards:
(i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or free standing; and (iii) restricted stock. In addition, the Plan provides for the non-discretionary award of stock options to non-employee directors of the Company.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(7) Stock Option Plan (continued)

A maximum of 3,000,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Plan. The maximum number of shares of Common Stock subject to each of stock options or stock appreciation rights that may be granted to any individual under the Plan is 187,500 for each fiscal year during the term of the Plan. If a stock appreciation right is granted in tandem with a stock option, it shall be applied against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Plan.

The Company applies APB Opinion No. 25 in accounting for its Plan. The Company recorded a deferred compensation charge of approximately $332,000 in the second quarter of 1998 in connection with the grant of stock options to employees, representing the difference between the deemed fair value of the Company's Common Stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity (deficit) and amortized over the vesting period of the applicable options, generally four years. The Company granted such options at a weighted average exercise price of $5.74 per share. Amortization of deferred stock compensation is recorded in general and administrative expense in the consolidated statement of operations.

The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was $9.28, $1.60 and $4.44, respectively, on the date of grant using the Black-Scholes method with the following weighted-average assumptions:
1996--risk-free interest rate 6.18%, and an expected life of three years; 1997--risk-free interest rate 5.64%, and an expected life of two years; and 1998--risk-free interest rate 5.20%, and an expected life of 4 years. As permitted under the provision of SFAS No. 123, and based on the historical lack of a public market for the Company's options, no volatility was reflected in the options pricing calculation for options granted prior to the IPO. For option grants subsequent to the Company's August 1998 IPO, a volatility factor of 150% was used.

Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


Net loss:
 As reported..........    $   (7,482,000)    $   (6,313,000)    $   (25,433,000)
 Pro forma............    $   (7,525,000)    $   (6,330,000)    $   (25,807,000)
Net loss per share:
 As reported..........    $        (4.24)    $        (3.50)    $         (2.48)
 Pro forma............    $        (4.26)    $        (3.51)    $         (2.52)

                                24/7 MEDIA, INSC.

                           December 31, 1998 and 1997

(7) Stock Option Plan--Continued

Stock option activity during the periods indicated is as follows:

                                                                           Weighted
                                                                           Average
                                                              Options      exercise
                                                              granted       price
                                                           ----------    ----------
Outstanding at December 31, 1995 ......................        67,825     $   2.94
Granted ...............................................       143,344         4.77
Exercised .............................................       (75,197)        0.34
Canceled ..............................................       (20,033)        3.67
                                                           ----------
Outstanding at December 31, 1996 ......................       115,939         6.75
Granted (a) ...........................................       330,265         1.38
Exercised .............................................          --            --
Canceled ..............................................       (22,783)        6.44
                                                           ----------
Outstanding at December 31, 1997 ......................       423,421         2.58
Granted ...............................................     1,469,046         6.82
Exercised .............................................      (106,108)        2.57
Canceled ..............................................      (112,357)        2.87
                                                           ----------    ----------
Outstanding at December 31, 1998 ......................     1,674,002     $   6.28
                                                           ----------    ----------
                                                           ----------    ----------
Vested at December 31, 1997 ...........................       141,879
                                                           ----------
                                                           ----------
Vested at December 31, 1998 ...........................       224,641
                                                           ----------
                                                           ----------
Options available for grant at December 31, 1998 ......     1,163,639
                                                           ----------
                                                           ----------



(a) At December 31, 1997, the total number of options outstanding for purchase of Common Shares under the 1995 Stock Option Plan-- Amended exceeded the options available for issuance. Subsequent to December 31, 1997, the Company replaced the 1995 Stock Option Plan--Amended with the 1998 Stock Incentive Plan and increased the number of Shares available under the plan to a maximum of 3,000,000.

     The following table summarizes information about stock options outstanding at December 31, 1998:


       OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
    --------------------------------------------------------------------------------------------------
                                           WEIGHTED
                                            AVERAGE             WEIGHTED                      WEIGHTED
           RANGE OF       NUMBER          REMAINING              AVERAGE        NUMBER         AVERAGE
    EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE       EXERCISE PRICE   EXERCISABLE  EXERCISE PRICE
    --------------------------------------------------------------------------------------------------
       $  0.16-1.72      468,883          2.0 years           $     0.77       207,460      $     0.88
       $  4.00-6.94      944,869          3.1 years           $     5.24         6,869      $     4.58
       $ 8.00-17.75      133,000          2.7 years           $    11.47        10,312      $    10.13
       $22.69-34.13      127,250          3.0 years           $    26.30            --      $      --
                       ---------                                               -------
                       1,674,002                                               224,641
                       ---------                                               -------

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997


(8) Major Contracts

In November 1996, the Company entered into an agreement with SegaSoft to license the rights to its registration-driven ad targeting software. The contract term was for two years from the earlier of the first commercial use of SegaSoft's Heat Network or August 1, 1997. The Company accounted for the SegaSoft agreement in accordance with Statement of Position 91-1, "Software Revenue Recognition." The Company received license fees of $1,800,000, of which $1,200,000 was received by December 31, 1996. In addition, the Company received a $300,000 non-refundable consulting retainer fee in November 1996. This fee, plus an additional $100,000 credit, was applied against consulting service fees for design modifications to the software for the SegaSoft Heat Network, which were recognized as revenues as services were performed. The Company accounted for the majority of the license fee, or $1,300,000, as performance occurred over the period during which the licensed software was transferred to SegaSoft and modified to perform to SegaSoft's specifications. The period in which the fees associated with software license transfer and consulting services both commenced in November 1996 and concluded in August 1997. For the years ended December 31, 1996, 1997 and 1998, the Company recorded approximately $429,000, $1,681,000 and $0 in revenue, respectively; the cost of sales associated with the Segasoft consulting and license fee were $10,000, $57,000 and $0, respectively.

During 1996, the Company entered into an agreement with SegaSoft for advertising on The ContentZone and/or Riddler.com. The term of the contract was for one year from the date of signing. The Company received a prepayment in full for $540,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contract. For the years ended December 31, 1996, 1997 and 1998, the Company recorded $212,000, $326,000 and $0 in revenue, respectively.

During 1996, the Company entered into an agreement with Microsoft Corporation for advertising on The ContentZone. The term of the contract was for one year from the date of signing. The Company received a prepayment in full for $150,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contract. For the years ended December 31, 1996, 1997 and 1998, the Company recorded $75,000, $75,000 and $0 in revenue, respectively.

(9) Supplemental Cash Flow Information

Supplemental disclosure of cash flow information:

During 1996, 1997 and 1998, the amount of cash paid for interest was $29,000, $1,000 and $4,000, respectively.

Non-cash financing activities:

During 1996, the Company converted $1,500,000 of mandatory conversion subordinated notes into Preferred Shares.

During 1996, the Company acquired assets by entering into capital lease arrangements amounting to $247,000

During 1997, the Company converted $94,000 of senior convertible notes and a $125,000 convertible promissory note into Common Stock.

During 1998, the Company issued an aggregate of 5,278,167 shares of Common Stock, 3,561,505 Series A Shares, 3,000 Series B Shares, 265,212 Class A Warrants, 265,212 Class B Warrants and 136,553 Class C Warrants in connection with the Acquisitions.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

 (9) Supplemental Cash Flow Information--Continued

During 1998, the Company converted all outstanding shares of convertible preferred stock into 4,350,441 shares of Common Stock, converted $2,556,000 of senior convertible notes payable--related parties, plus accrued interest, into 828,036 shares of Common Stock and outstanding warrants were converted into 191,349 shares of Common Stock.

During 1998, the Company recorded imputed interest payable on loans payable--related party of $9,000.

In February 1998, the Company issued warrants to a former officer for $450,000 (see Note 5).

In April 1998, the Company issued 5,909 shares of Common Stock to a consultant for $22,000.

During 1998, the Company entered into a capital lease for approximately $85,000 of equipment.

In December 1998, the Company issued 203,851 shares of Common Stock in exchange for an equity interest in China.com.

(10) Commitments

The Company leases its facilities and certain equipment under operating lease agreements. Rental expense from operating leases amounted to $184,000, $238,000 and $775,000 for the years ended 1996, 1997 and 1998, respectively.

On June 1, 1996, the Company entered into an eighteen-month operating lease for the use of computer equipment with a fair market value of approximately $852,000. The lease required six quarterly payments of $163,000 beginning on June 1, 1996. In October 1997, the lease agreement was modified and as a result the quarterly payments were adjusted to $46,000 through the extended term of the lease, November 30, 1998. Rent expense for the operating lease was $381,000, $612,000 and $182,000 for the years ended 1996, 1997 and 1998, respectively.

On May 14, 1998 and July 7, 1998, the Company entered into two operating leases for computer equipment and software related to its Adfinity system, with a combined fair market value of $849,000. The operating lease as, amended, requires monthly payments and expires in December, 2001. Total rent expense for currently outstanding leases is expected to be approximately $91,000 per quarter.

In 1998, the Company entered into an operating lease agreement for space rental at its new corporate headquarters for a period of 10 years. The Company's annual lease expense for this office space will be approximately $1,200,000. The Company expects to incur approximately $1.6 million in leasehold improvements in connection with the new office space. During the fourth quarter of 1998, the Company entered into a lease line of credit for up to $3,000,000 to finance capital equipment. As of December 1998, total obligations under this lease line of credit were approximately $600,000.

The Company's Adfinity ad serving software and hardware are housed at GlobalCenter, Inc. in Herndon, Virginia. The agreement with GlobalCenter provides for Internet connectivity services, the lease of certain hardware, the licensing of certain software, and the lease of secure space to store and operate such equipment. Service orders in place under this agreement, which expire in May 1999, require monthly payments of approximately $27,000.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

 (10) Commitments--Continued

Future minimum payments under noncancelable operating leases and capital leases at December 31, 1998 are as follows:

                                                                       Operating    Capital
Year ending December 31                                                   leases     leases
-----------------------------------------------------------     ----------------  ---------
1999 ...................................................         $     2,050,000   $ 89,000
2000 ...................................................               2,220,000     36,000
2001 ...................................................               1,984,000       --
2002 ...................................................               1,677,000       --
2003 ...................................................               1,397,000       --
Thereafter .............................................               4,564,000       --
                                                                ---------------------------
     Total minimum lease payments ........................       $  13,892,000      125,000
                                                                   -----------
                                                                   -----------
     Less amount representing interest ...................                            9,000
                                                                                  ---------
     Present value of net minimum lease payments                                    116,000
     Less current portion ................................                           82,000
                                                                                  ----------
     Long term portion ...................................                         $ 34,000
                                                                                  ----------
                                                                                  ----------

The Company entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., and at that time a director of the Company, agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500. This agreement was not renewed in 1999.

On December 11, 1998, the Company entered into a severance agreement with Yale
R. Brown, a former director and Executive Vice President, under which Mr. Brown resigned as an officer and director. The Company agreed to pay Mr. Brown the sum of $140,000 as severance, including attorneys' fees, and the Company exchanged mutual releases of substantially all claims arising out of this employment.

(11) Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity. During 1997, the Company successfully defended claims against the Company; however, legal costs incurred in connection with such claims amounted to $232,000.

                                24/7 MEDIA, INC.

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1998 and 1997



(12) Selected Quarterly Financial Data--Unaudited

     The following is a summary of selected quarterly financial data for the years ended December 31, 1998 and 1997:



                                                                             1998 Quarters Ended
                                                         --------------------------------------------------------
                                                          31-Mar           30-Jun            30-Sep          31-Dec
                                                     ---------------   -------------     -------------    -------------
Revenues .........................................    $  1,204,000     $  3,971,000      $  5,807,000     $  9,884,000
Operating loss(a) ................................      (2,224,000)      (9,972,000)       (6,221,000)      (7,316,000)
Net loss .........................................      (2,412,000)      (9,961,000)       (6,002,000)      (6,782,000)
Cumulative dividends on mandatorily redeemable
        convertible preferred stock ..............         (34,000)        (152,000)          (90,000)            --
Net loss attributable to common stockholders .....      (2,446,000)     (10,113,000)       (6,092,000)      (6,782,000)
Net loss per share attributable to common
stockholders .....................................    $      (0.64)    $      (1.17)     $      (0.49)    $      (0.42)


                                                                             1997 Quarters Ended
                                                          --------------------------------------------------------
                                                             31-Mar         30-Jun           30-Sep          31-Dec
                                                        --------------   -------------    ------------    -----------

Revenues .............................................    $ 1,197,000     $   988,000     $   561,000     $   471,000
Operating loss .......................................       (995,000)     (1,709,000)     (2,656,000)       (799,000)
Net loss .............................................       (993,000)     (1,742,000)     (2,706,000)       (872,000)
Cumulative dividends on mandatorily redeemable
         convertible preferred stock .................           --              --              --              --
Net loss attributable to common stockholders .........       (993,000)     (1,742,000)     (2,706,000)       (872,000)
Net loss per share attributable to common
stockholders .........................................    $     (0.55)    $     (1.97)    $     (1.51)    $     (0.47)



   (a) In April 1998, the Company acquired Intelligent Interactions in a transaction accounted for as a purchase (see note 2). The preliminary purchase price was allocated to the acquired assets and liabilities based on their estimated fair values as of the date of the acquisition. This included $5,477,000 allocated to purchased in-process technology and charged to operations at the time of acquisition. Accordingly, the Company expensed this amount in its originally reported June 30, 1998 operating results.

   During the fourth quarter of 1998, the Company finalized the purchase price allocation related to the purchased in-process technology and core technology being acquired. This adjustment decreased the amount previously allocated to in-process technology and increased goodwill by $477,000 which is being amortized on a straight-line basis over two years. As a result, the Company has restated the above quarterly financial information for the second and third quarters of 1998 to reflect this change.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(13) Subsequent Events--Unaudited

On January 20, 1999, the Company purchased a 60% interest in 24/7 MediaEurope, Ltd. ("24/7 Media Europe", formerly InterAd Holdings Limited), which operates the 24/7 Media Europe Network, for $3,900,000. On April 9, 1999, an additional investment of $500,000 in the common stock of 24/7 Media Europe was made. Combined with our earlier investment, this increased our total ownership interest in 24/7 Media Europe from 60% to 63%. Through July 1999, the Company advanced approximately $3.8 million to 24/7 Media Europe which on July 9, 1999 was converted into an interest bearing note due on July 1, 2000. On September 22, 1999 the Company advanced an additional $1.2 million.

In 1999 through September 30, 1999, the Company granted approximately 2.1 million stock options at exercise prices of $22.88 to $63.75 per share, all of which were granted at the fair market value of the Company's Common Stock at the time of grant. These stock options have a weighted average exercise price of $31.36 per share.

On March 17, 1999, the Company signed an exclusive agreement with NBC-Interactive Neighborhood, or NBC-IN, that allows us to sell advertising on NBC network television stations and their associated Web sites at the local market level. Under the terms of the agreement, the Company will recruit, train and staff sales and support personnel who will operate out of the local NBC stations as well as in our regional offices. The Company will also jointly provide ad sales consulting and regional representation services to more than 100 NBC stations that are currently affiliated with NBC-IN.

The Company will collaborate with NBC-IN on the development of advertising packages that leverage the reach and brand-building strengths of NBC local television with the direct response data collection and marketing functionality of NBC's local station Web sites. Initial launch markets include NBC-owned and operated stations in New York, Los Angeles, Chicago, Washington, D.C., Dallas and San Diego with initial plans to follow in an additional 8 broadcast station markets. In accordance with the terms of the agreement, the Company will recognize our commission income only, using a sliding scale commission formula based upon the aggregate advertising payments for both on-air and Internet advertising sold by us, as defined in the agreement.

As part of this agreement, the Company issued to NBC warrants to purchase up to 150,000 shares of our common stock for $26.05 per share. These warrants shall vest and expire as follows: (1) between March 11, 1999 and March 11, 2002, NBC shall have the right to purchase 75,000 shares at $26.05 per share; and (2) the remaining 75,000 shares covered by this warrant will vest in eighteen increments of 4,167 shares each (except for the last increment, which will consist of 4,161 shares) on the first day of every month beginning with October 1, 2000 and ending on March 1, 2002 at $26.05 per share. With respect to each 4,167 share increment, NBC's right to purchase such shares will expire three years after the vesting date. In the event that NBC terminates the agreement, the portion of the shares that have not vested as of such termination date shall immediately expire. The 150,000 warrants to acquire common stock that were issued to NBC were valued at $3.6 million using a Black-Scholes pricing model, based on the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, expected life of 5 years and volatility of 150%. The value of this contract is reflected in our balance sheet under partner agreement and is amortized using the straight-line method over the life of the three-year contract.

On April 5, 1999, the Company entered into a cross promotion agreement with TechWave Inc. ("TechWave"). TechWave provides e-commerce technology and enabling services, an online shopping network, creative design services, and product fulfillment to more than 15,000 Web sites. Under this agreement, the Company will promote TechWave's services to our Web sites while TechWave will promote our advertising representation and e-mail management services to TechWave's clients. In addition, the Company will co-brand our Click2Buy transactional banner service with TechWave's ShopNow e-commerce Web site, an online shopping destination. Each party will receive a share of the other party's revenues generated under the cross promotion agreement. The Company also agreed to acquire 18% of TechWave in exchange for consideration of $5.1 million in cash plus shares of our common stock with a value equal to $23.6 million. The investment in TechWave will be carried under the cost method of accounting and, accordingly, the investment will be carried as a long-term asset on our consolidated balance sheet.

                                24/7 MEDIA, INC.

                           December 31, 1998 and 1997

(13) Subsequent Events--Unaudited (Continued)

On April 30, 1999, the Company entered into a co-branded credit card agreement with Fleet Credit Card Services, L.P., whereby the Company is working jointly with Fleet to develop and market Fleet products and services and to solicit applications from Internet users. The agreement calls for advance payments by Fleet of approximately $32.0 million over a five year period subject to our company providing a guaranteed minimum level of impressions as set forth in the agreement.

On May 3, 1999, the Company completed an additional offering of our common stock. In this offering, the Company sold 2,339,000 primary shares, and selling shareholders sold 1,161,000 shares. Net proceeds to our company from the sale of the primary shares was approximately $100.2 million.

On May 28, 1999, the Company entered into a subscription agreement with China.com Corporation to purchase an additional 450,000 shares for $9.0 million. In July 1999, China.com completed its initial public offering, as a result of which our ownership interest in China.com was diluted form 10% to 7.7%. Our equity investment in China.com will be accounted for under the cost method of accounting and, accordingly, the investment will be carried as a long-term asset on our consolidated balance sheet.

On July 26, 1999, the Company acquired ClickThrough Interactive, a leading Canadian Internet advertising sales network. The acquisition was accomplished through the issuance of 150,000 redeemable non-voting preferred shares of our subsidiary and a cash payment of $750,000. The subsidiary's redeemable non-voting preferred shares are exchangeable into an equal number of shares of our common stock at the option of the holders or the Company. The aggregate purchase price of approximately $5.7 million will be allocated to net tangible liabilities consisting primarily of accounts receivable, property and equipment, accounts payable and accrued liabilities. The purchase price in excess of the value of identified tangible assets and liabilities assumed, in the amount of $5.8 million, will be allocated to goodwill and other intangibles and will be amortized over its estimated useful life.

On August 17, 1999 the Company acquired ConsumerNet, a leading provider of email marketing solutions. The aggregate purchase price of approximately $52.0 million consists of approximately 1.7 million shares of our common stock and $2.0 million in cash. The purchase price in excess of the value of identified tangible assets and liabilities assumed will be allocated to goodwill and other intangibles and will be amortized over its estimated useful life.

On September 13, 1999, the Company acquired a 5.9% equity interest in Naviant Technology Solutions, Inc. ("Naviant") for approximately $5.0 million. The Company's equity investment in Naviant will be accounted for under the cost method of accounting and, accordingly, the investment will be carried as a long-term asset on our consolidated balance sheet.










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














                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on October 26, 1999.

                                         24/7 MEDIA, INC.

                                         By:  /s/ C. Andrew Johns
                                         ---------------------------
                                         C. Andrew Johns
                                         Treasurer & Chief Financial Officer

                              SUPPLEMENTAL SCHEDULE
                                24/7 MEDIA, INC.
                       VALUATION AND QUALIFYING ACCOUNTS--
                         ALLOWANCE FOR DOUBTFUL ACCOUNTS

                           Balance at       Additional                          Balance
                           Beginning         Charged                           at end of
Year Ended                 of Period       to Expense       Deductions          Period
-------------------        ----------      -----------      ----------        -----------
December 31, 1996           $10,000         $ 66,000         $ 10,000          $  66,000
December 31, 1997           $66,000         $   -            $  2,000          $  64,000
December 31, 1998           $64,000         $347,000         $143,000          $ 268,000





                                       S-1